                           SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Age of 1934



Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]      Preliminary Proxy Statement

[_]      Confidential, for Use of the Commission Only (as permitted by Rule 14a-
         6(6)(2)

[X]      Definitive Proxy Statement

[_]      Definitive Additional Materials

[_]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                         UNITED COMMUNITY BANKS, INC.
                         ---------------------------
               (Name of Registrant as Specified in Its Charter)


                               -----------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

                  ---------------------------------------------------------

         (2) Aggregate number of class of securities to which transaction applies:

                  ---------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)      Amount Previously Paid:

              ----------------------------------------------------------------

      2)      Form, Schedule or Registration Statement No.:

              ----------------------------------------------------------------

      3)      Filing Party:

              ----------------------------------------------------------------

      4)      Date Filed:

              ----------------------------------------------------------------

===============================================================================

                      [UNITED COMMUNITY BANKS, INC. LOGO]


                         Notice of 1997 Annual Meeting









                               =================

                                Proxy Statement

                               =================









                          Annual Financial Statements
                           and Review of Operations


===============================================================================

                               Table of Contents

                                                                                                               Page
                                                                                                               ----
Notice of Annual Meeting of Shareholders.....................................................................    i

Proxy Statement..............................................................................................    1

         Voting Securities and Principal Holders.............................................................    2
         Nomination and Election of Directors................................................................    2
         Information About Nominees for Director.............................................................    3
         Proposal to Amend the United Community Banks, Inc. Key Employee Stock Option Plan...................    5
         Executive Compensation..............................................................................    8
         Compensation Committee Interlocks and Insider Participation.........................................   10
         Joint Report On Executive Compensation..............................................................   10
         Shareholder Return Performance Graph................................................................   12
         Meetings and Committees of The Board of Directors...................................................   13
         Information Concerning United's Accountants.........................................................   13
         Shareholder Proposals...............................................................................   13
         Other Matters That May Come Before the Meeting......................................................   13

Appendix:  Annual Report to Shareholders.....................................................................  A-1

         General Description of the Business.................................................................  A-2
         Selected Financial Data.............................................................................  A-3
         Management's Discussion and Analysis of Financial Condition and Results of Operations...............  A-4
         Market and Dividend Data............................................................................ A-19
         Report of Independent Certified Public Accountants.................................................. A-20
         Consolidated Balance Sheets - December 31, 1996 and 1995............................................ A-21
         Consolidated Statements of Earnings - December 31, 1996 and 1995.................................... A-22
         Consolidated Statements of Changes in Stockholders'
            Equity - December 31, 1996 and 1995.............................................................. A-23
         Consolidated Statements of Cash Flows............................................................... A-24
         Notes to Consolidated Financial Statements.......................................................... A-25


                                LETTERHEAD LOGO
                                                                   April 1, 1997


Dear Shareholder:

     It is my pleasure to invite you to attend the 1997 Annual Meeting of Shareholders of United Community Banks, Inc. which will be held Thursday, April 17, 1997 at The Brasstown Valley Resort, Trackrock Amphitheater, Highway 515, Young Harris, Georgia at 2:30 p.m. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business which will be discussed during the meeting. A report to shareholders, containing certain financial information, is included as an appendix to the Proxy Statement.

     To be sure that your vote is counted, we urge you to carefully review the Proxy Statement and vote your choices on the enclosed proxy card as soon as possible. If you wish to attend the meeting, any ballot that you submit at the meeting will supersede your proxy.

     On behalf of the management, employees and directors of United Community Banks, Inc., I want to thank you for your continued support.



                                           Sincerely,


                                           Jimmy C. Tallent,
                                           President and Chief Executive Officer

                         UNITED COMMUNITY BANKS, INC.
                                59 Highway 515
                                 P.O. Box 398
                          Blairsville, Georgia 30512

              ---------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

              ---------------------------------------------------

                         To be Held on April 17, 1997


     The annual meeting of shareholders of United Community Banks, Inc. ("United") will be held on Thursday, April 17, 1997 at 2:30 p.m. at The Brasstown Valley Resort, Trackrock Amphitheater, Highway 515, Young Harris, Georgia, for the purposes of considering and voting upon:

         1. The election of eleven directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified; and

         2. An amendment to the United Community Banks, Inc. Key Employee Stock Option Plan (the "Plan") to increase the number of shares of Common Stock authorized pursuant to the Plan; and

         3. Such other matters as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 17, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

     Also enclosed as an appendix to the Proxy Statement is a report to shareholders, including United's audited annual financial statements, management's discussion and analysis of financial condition and results of operations, selected financial data and certain other matters.

                                           By Order of the Board of Directors,



                                           Jimmy C. Tallent,
                                           President and Chief Executive Officer

April 1, 1997

-------------------------------------------------------------------------------
PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.
-------------------------------------------------------------------------------


                                      (i)

                         UNITED COMMUNITY BANKS, INC.

                                59 Highway 515
                                 P.O. Box 398
                          Blairsville, Georgia 30512

                             ---------------------

                                Proxy Statement

                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of United Community Banks, Inc. ("United") for use at the Annual Meeting of Shareholders of United to be held on April 17, 1997, and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by United. Copies of solicitation materials may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of United's Common Stock, and normal handling charges may be paid for such forwarding services. In addition to solicitations by mail, directors and regular employees of United may solicit Proxies in person or by telephone. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on April 1, 1997.

     The record of shareholders entitled to vote at the Annual Meeting was taken as of the close of business on March 17, 1997. On that date, United had outstanding and entitled to vote 6,438,848 shares of common stock, par value $1.00 per share (the "Common Stock").

     Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it or a duly executed Proxy bearing a later date to the Secretary of United. If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the Proxy is returned but no choice is specified thereon, it will be voted for all the persons named below under the caption "Information About Nominees For Director" and for approval of the proposal described below under the caption "Proposal to Amend the United Community Banks, Inc. Key Employee Stock Option Plan."

     The percentages outstanding of Common Stock are based on 6,637,248 shares of Common Stock, including 140,000 shares deemed outstanding pursuant United's prime plus 1/4% Convertible Subordinated Payable-in-Kind Debentures due December 31, 2006 ("2006 Debentures") and presently exercisable options to acquire 58,400 shares.

     United will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal year ended December 31, 1996, including financial statements and schedules, to any record or any beneficial owner of its Common Stock as of March 17, 1997 who requests a copy of such report. Any request for the Form 10-K should be in writing and addressed to:

                                  Lois Jones
                                59 Highway 515
                                 P.O. Box 398
                          Blairsville, Georgia 30512

     If the person requesting the report was not a shareholder of record on March 17, 1997, the request must include a representation that the person was a beneficial owner of United's Common Stock on that date. Copies of any exhibits to the Form 10-K will also be furnished on request and upon the payment of United's expense in furnishing the exhibits.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

   The following table sets forth as of December 31, 1996, beneficial ownership of United's Common Stock by each "person" (as that term is defined by the SEC) known by United to be the beneficial owner of more than 5% of United's voting securities and all directors and executive officers of United as a group.


       Name and Address                                Number of Shares           Percent
       of Beneficial Owner                            Owned Beneficially          of Class
       -------------------                            ------------------          --------
       Robert L. Head, Jr.
       Blairsville Highway
       Blairsville, Georgia  30512.................         716,513(1)              11.1%

       W. C. Nelson, Jr.
       P.O. Box 127
       Blairsville, Georgia  30512.................         686,463(2)              10.6%

       All directors and executive
          officers as a group (17 persons).........       2,465,372(3)              37.3%

-----------------------
*    Less than one percent
(1) Includes 52,758 shares beneficially owned by Mr. Head as custodian for his children and 10,000 shares owned pursuant to the 2006 Debentures. Does not include 16,965 shares owned by Mr. Head's wife, for which he disclaims beneficial ownership.
(2) Includes 11,250 shares beneficially owned by a trust over which Mr. Nelson has voting power and 10,000 shares owned pursuant to the 2006 Debentures. Does not include 5,000 shares owned by Mr. Nelson's wife, for which he disclaims beneficial ownership.
(3) Includes presently exerciseable options to acquire 54,100 shares and 122,000 shares beneficially owned pursuant to the 2006 Debentures.

                     NOMINATION AND ELECTION OF DIRECTORS
                                 (Proposal 1)

     The Bylaws of United provide that the Board of Directors shall consist of eleven directors. The number of directors may be increased or decreased from the foregoing from time to time by the Board of Directors by amendment of the Bylaws, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting and until their successors are elected and qualified.

     Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the Proxy be voted for more than eleven nominees. Management of United has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of United.

     Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention and a broker non-vote would be included in determining whether a quorum is present at a meeting, but would not have an effect on the outcome of a vote.

                    INFORMATION ABOUT NOMINEES FOR DIRECTOR


     The following information as of December 31, 1996 has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.


                                                                                         Number of Shares
                                                  Information                           Owned Beneficially
         Name (Age)                              About Nominee                          (Percent of Class)
         ----------                              -------------                          ------------------
Jimmy C. Tallent.........      President, Chief Executive Officer and Director of       145,272 (2.3%) (1)
   (44)                            Union County Bank ("UCB") since 1984 and of
                                   United since 1987. Director of Carolina
                                   Community Bank, Murphy, North Carolina
                                   ("Carolina") since 1990, of Peoples Bank of
                                   Fannin County ("Peoples") since 1992 and of
                                   White County Bank since 1995 ("White") and as
                                   Chairman of the Board of Towns County Bank
                                   ("Towns") since 1992.

James A. Brackett, Jr....      Director of United since 1988 and of UCB since           167,855 (2.6%) (2)
   (66)                            1980;  Secretary and Treasurer of United.
                                   Mr. Brackett owns Brackett Auto Parts, an auto
                                   salvage business in Blairsville, Georgia.

Billy M. Decker..........      Senior Vice President and Cashier of UCB                 130,002 (2.0%) (3)
   (53)                            from 1986 until 1990,  Mr. Decker became
                                   President, Chief Executive Officer and
                                   Director of Carolina in 1990. He has been a
                                   Director of United since 1988, a Vice
                                   President of United since 1992 and a Director
                                   of UCB since 1980. He has been Secretary and
                                   Treasurer of United since 1988.

Thomas C. Gilliland......      A Director of United since 1992 and Vice                 176,449 (2.7%) (4)
   (48)                            Chairman of the Peoples Board since 1986,
                                   Mr. Gilliland became President and Chief
                                   Executive Officer of Peoples and Vice
                                   President of United in 1993 and was named
                                   Executive Vice President of United in 1994.
                                   From 1986 through 1992, Mr. Gilliland was a
                                   partner in the law firm of Hurt, Richardson,
                                   Garner, Todd & Cadenhead in Atlanta, Georgia.

Robert L. Head, Jr.......      Chairman of the Board of Directors of United             716,513 (11.1%) (5)
   (57)                            since 1988, Mr. Head has served as a Director
                                   of UCB since 1973. Mr. Head operates Head
                                   Construction Company, a general construction
                                   firm, and Head-Westgate  Corp., a construction
                                   and  real  estate  development  firm,  in
                                   Blairsville, Georgia.  He also owns Mountain
                                   Building Supply in Blairsville, Georgia.

Charles E. Hill..........      A Director of United since 1988 and of UCB since         174,792 (2.7%) (6)
   (59)                            1972, Mr. Hill is the Director of the
                                   Pharmacy at Union General Hospital in
                                   Blairsville, Georgia.

Hoyt O. Holloway.........      A Director of United since 1993 and of Peoples           47,985 * (7)
   (57)                            since 1986, Mr. Holloway owns H&H Farms, a
                                   poultry farm in Blue Ridge, Georgia.

P. Deral Horne...........      A Director of Carolina since 1988 and of United          27,500* (8)
   (70)                            since 1992, Mr. Horne owns Mountain and
                                   Valley Properties, a land development and
                                   sales business in Murphy, North Carolina.

Clarence W. Mason, Sr....      Chairman of the Board of Directors of Peoples            81,190 (1.3%) (9)
   (60)                            since 1986 and a Director of United since
                                   1992, Mr. Mason owns Mason Tractor, a retail
                                   equipment sales operation in Blue Ridge,
                                   Georgia.

W. C. Nelson, Jr.........      A Director of United since 1988 and of UCB since         686,463 (10.6%) (10)
   (53)                            1975, Mr. Nelson is Vice Chairman of the
                                   United Board of Directors and owns Nelson
                                   Tractor Company, a retail equipment sales
                                   firm in Blairsville, Georgia.

Charles E. Parks               A retired businessman, Mr. Parks is the former           96,167 (1.5%) (11)
   (67)                            owner of Parks Lumber Co., a retail building
                                   supply firm located in Murrayville, Georgia.

-----------------
  *     Less than one percent.
(1) Includes 10,000 shares beneficially owned by Mr. Tallent pursuant to the 2006 Debentures and 14,250 shares beneficially owned by Mr. Tallent pursuant to currently-exercisable options. Does not include 15 shares owned by Mr. Tallent's daughter, for which he disclaims beneficial ownership.
(2) Includes 10,000 shares beneficially owned pursuant to the 2006 Debentures. Does not include 59,710 shares owned by Mr. Brackett's wife and 23,035 shares owned by his daughters, for which he disclaims beneficial ownership.
(3) Includes 10,000 shares beneficially owned by Mr. Decker pursuant to the 2006 Debentures and 5,700 shares beneficially owned by Mr. Decker pursuant to currently-exercisable options. Does not include 9,040 shares owned by Mr. Decker's wife, for which he disclaims beneficial ownership.
(4) Includes 6,270 shares beneficially owned by Mr. Gilliland as custodian for his children, 10,000 shares beneficially owned pursuant to the 2006 Debentures and 8,550 shares beneficially owned pursuant to currently exercisable stock options.

(5) Includes 52,758 shares beneficially owned by Mr. Head as custodian for his children and 10,000 shares owned pursuant to the 2006 Debentures. Does not include 16,965 shares owned by Mr. Head's wife, for which he disclaims beneficial ownership.
(6) Includes 10,000 shares beneficially owned by Mr. Hill pursuant to the 2006 Debentures. Does not include 87,105 shares owned by Mr. Hill's wife, for which he disclaims beneficial ownership.
(7) Includes 10,000 shares beneficially owned pursuant to the 2006 Debentures and 35,565 beneficially owned by Holloway Motors, Inc., a company 100% owned by Mr. Holloway. Does not include 485 shares owned by Mr. Holloway's wife, for which he disclaims beneficial ownership.
(8)     Includes 10,000 shares beneficially owned pursuant to the 2006
        Debentures.
(9)     Includes 10,000 shares beneficially owned pursuant to the 2006
        Debentures.
(10) Includes 11,250 shares beneficially owned by a trust over which Mr. Nelson has voting power and 10,000 shares owned pursuant to the 2006 Debentures; does not include 5,000 shares owned by Mr. Nelson's wife, for which he disclaims beneficial ownership.
(11)    Includes 10,000 shares beneficially owned pursuant to the 2006
        Debentures.

     There are no family relationships between any director, executive officer or nominee for director of United or any of its subsidiaries.

              PROPOSAL TO AMEND THE UNITED COMMUNITY BANKS, INC.
                        KEY EMPLOYEE STOCK OPTION PLAN
                                 (Proposal 2)

Amendment

     The Board of Directors has approved an amendment to the Plan to increase the shares of Common Stock authorized for issuance under the Plan from 150,000 shares to 300,000 shares (the "Amendment"), subject to shareholder approval. The following general description of the material aspects of the Plan and the Amendment is a summary and is qualified in its entirety by reference to the Plan and Amendment, a copy of which will be provided to any shareholder upon written request to Lois Jones at United's address.

     The Plan became effective on April 4, 1994 upon approval by the Board of Directors and shareholders and terminates on the 10th anniversary of such date. Outside directors are not eligible for grants under the Plan. The Plan provides for the grant of incentive stock options (the "ISOs") and supplemental stock options (the "SSOs") to key employees of United, its subsidiaries and any other corporation designated by the compensation committee of the Board of Directors (the "Committee") as being eligible under the Plan (each of which individually is sometimes hereinafter referred to as the "Employer"). A maximum of 150,000 shares of the Common Stock is now authorized for issuance with respect to options granted under the Plan, and the Board proposes to increase the shares of Common Stock authorized for issuance to 300,000. Options for 92,000 shares are currently outstanding under the Plan.

Purpose

     The purpose of the Plan is to promote the long-term success of United and its subsidiaries by providing financial incentives to key employees who are in positions to make significant contributions toward such success. The Plan is designed to attract individuals of outstanding ability to employment with United and its subsidiaries, to encourage key employees to acquire a proprietary interest in United and to continue their employment with United or its subsidiaries and to render superior performance during such employment.

Administration

     The Plan is administered by the Committee, which has authority to determine the individuals to whom awards will be granted, the form and amount of the awards, the dates of the grant and other terms of each award. The Committee is composed at all times of not less than three members of the Board of Directors who are not employees of United and who are not, at the time they are exercising discretion in administering the Plan, eligible, and have not at any time within one year prior thereto been eligible, for selection as a person to whom options may be granted under the Plan or any other similar discretionary plan of United.

Description of Options

      Key employees of an Employer are eligible for consideration as participants under the Plan. The Plan provides for grants to key employees of an Employer of both ISOs, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, ("IRC") and SSOs. The exercise price of an option granted under the Plan is determined by the Committee at the time of grant. The exercise price of an ISO may not be less than the fair market value of the shares subject to such option (or 110% of such fair market value in the case of an ISO granted to an individual who is a 10% stockholder of United). The exercise price of an SSO, however, may, at the discretion of the Committee, be less than the fair market value of the shares subject to such option at the time of grant. Full payment of the option exercise price must be made by the optionee when an option is exercised. The exercise price may be paid in cash or in such other form as the Committee may approve, including shares of the Common Stock valued at their fair market value (as defined in the Plan) on the date of option exercise. The proceeds received by United from exercises of options under the Plan are used for general corporate purposes. The period of exercise of an option is determined by the Committee at the time of grant, but in any event, no option may expire any later than the tenth anniversary of the date of grant.

      Options granted under the Plan generally are not exercisable sooner than 90 days after the date of grant and are not exercisable later than 10 years after the date of grant. No option may be exercised more than three months after the optionee's retirement from employment with an Employer. The exercise period described in the preceding sentence, however, is expanded to one year if the employment of the optionee is terminated due to total and permanent disability (as defined in the Plan), and to two years, or such later time as may be approved by the Committee, if the employment of the optionee is terminated due to the death of the optionee. Options will expire immediately upon the termination of employment of or by the optionee for any reason other than retirement, total and permanent disability or death.

      The receipt of stock upon the exercise of any option granted under the Plan is contingent upon the advice of counsel to United that any shares to be delivered comply with federal or state securities laws. The Committee may, in its sole discretion, postpone the issuance or delivery of any shares issuable upon exercise of an option for federal or state regulatory compliance reasons. In the event of changes in the outstanding shares of the Common Stock by reason of stock dividends, recapitalizations, reclassifications, split-ups or consolidation or other change in the Common Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which options may be granted shall be appropriately adjusted by the Committee. In the event of an exchange of the outstanding Common Stock in connection with a merger, consolidation or other reorganization, or a sale by United of all or a portion of its assets for a different number or class of shares or other securities of United or for shares of any other corporation, the Committee shall appropriately adjust, in such manner as it determines in its sole discretion, the number and class of shares or other securities which shall be subject to options and/or the purchase price per share which must be paid thereafter upon exercise. Options will not be transferable by the holder other than by will or applicable laws of descent and distribution.

      The Plan may, from time to time, be terminated, suspended or amended by the Board of Directors in such respects as it shall deem advisable, including any amendment effected (i) so that an ISO granted under the Plan shall be an "incentive stock option" as such term is defined in Section 422 of the IRC, or
(ii) to conform to any change in any law or regulation governing the Plan or the options granted thereunder. However, without the approval of the shareholders, no such amendment may change: (a) the maximum aggregate number of shares for which options may be granted under the Plan, except as required under any adjustment described above; (b) the option exercise price, except for any change in such price required as a result of any adjustment described above, and except for changes in determining fair market value of shares of the Common Stock to conform with any then applicable provision of the IRC or regulations promulgated thereunder; (c) the maximum period during which options may be exercised; (d) the termination date of the Plan in order to extend the same; or (e) the Plan's participation requirements in any material respect. All options granted under the Plan terminate on the date of liquidation or dissolution of United.

Tax Consequences

      Under current tax law, a holder of an ISO under the Plan does not realize taxable income upon the grant or exercise thereof. However, depending upon the holder's income tax situation, the exercise of the ISO may have alternative minimum tax implications. The amount of gain which the optionee must recognize is equal to the amount by which the value of the Common Stock on the date of the sale exceeds the option price. If the optionee disposes of the stock after the required holding period, that is, no earlier than a date which is two years after the date of grant of the option and one year after the date of exercise, the gain is capital gain income. If disposition occurs prior to expiration of the holding period, the gain is ordinary income, and United is entitled to a tax deduction equal to the amount of income recognized by the optionee.

      An optionee will not realize income when an SSO option is granted to him. Upon exercise of such option, however, the optionee must recognize ordinary income to the extent that the fair market value of the Common Stock on the date the option is exercised exceeds the option price. Any such gain is taxed in the same manner as ordinary income in the year the option is exercised. Any gain recognized upon the disposition of the shares of stock obtained by the exercise of an SSO will be taxed at capital gains rates if the employee holds the shares of stock for at least one year after the exercise of the SSO. United will not experience any tax consequences upon the grant of an SSO, but will be entitled to take an income tax deduction equal to the amount which the option holder includes in income (if any) when the SSO is exercised.

Vote Required and Recommendation of the Board

      Shareholder approval of the Amendment is required under the IRC and the terms of the Plan because the Amendment would increase the maximum aggregate number of shares for which options may be granted under the Plan.
For this reason, shareholder approval is sought for the Amendment.

      The Amendment to the Plan must be approved by the holders of a majority of the Common Stock having voting power and present in person or by proxy at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. Abstentions and broker non-votes would be included in determining whether a quorum is present at a meeting. A broker non-vote would have no effect on the outcome of the vote on the proposal to amend the Plan, but an abstention would have the effect of a vote against the Amendment to the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL, AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY OR ABSTAINS FROM VOTING ON THIS PROPOSAL.

                            EXECUTIVE COMPENSATION


     United did not pay any remuneration to its executive officers during the year ended December 31, 1996, other than directors' fees to the executive officers who served on the Board of Directors of United. The table below sets forth the annual and other compensation paid by United and its bank subsidiaries to the following persons who served in the designated offices during 1996: Jimmy
C. Tallent, President and Chief Executive Officer of United and UCB, Billy M. Decker, President and Chief Executive Officer of Carolina, Guy Freeman, Vice President of United and Executive Vice President of Carolina, and Thomas C. Gilliland, President and Chief Executive Officer of Peoples and Executive Vice President of United (the "Named Executive Officers"). No other executive officer of United was paid $100,000 or more during 1996.

                                                                                              Long-Term
                                                   Annual Compensation                     Compensation
                                   ----------------------------------------------------    ----------------
                                                                                             Securities            All
   Name and Principal Offices                                                                Underlying           Other
        Held During 1996            Year         Salary         Bonus           Other          Options         Compensation
  ----------------------------     --------    -----------    ----------     -----------   ----------------    ------------
Jimmy C. Tallent...................  1996       $188,650       $65,000        $10,000/(1)/     8,750             $23,781/(2)/
     President and Chief             1995        167,200        57,000          9,000/(1)/    12,500              21,085
     Executive Officer of United     1994        151,251        50,000          8,100/(1)/       --               15,250
     and UCB

Thomas C. Gilliland................  1996       $142,188       $35,000         $6,400/(1)/     5,250             $12,086/(3)/
     President and Chief             1995        132,563        30,000          5,400/(1)/     7,500               6,628
     Executive Office of             1994        121,395        25,000          5,400/(1)/       --                4,249
     Peoples; Executive Vice
     President of United

Billy M. Decker....................  1996       $107,500       $35,500        $10,000/(1)/     3,500             $13,115/(3)/
     President and Chief             1995         98,010        30,000          8,100/(1)/     5,000              11,957
     Executive Officer of            1994         90,905        23,000          8,100/(1)/       --               11,090
     Carolina; Vice President of
     United

Guy W. Freeman                       1996       $117,500       $20,000          3,850/(1)/     3,500             $14,335/(3)/
     Executive Vice President of     1995         87,929/(4)/   10,000          1,400          5,000                 --
     Carolina; Vice President of     1994            --            --             --             --                  --
     United

---------------------------
/(1)/ Directors' fees for service on United's bank subsidiaries' boards of directors. Other perquisites do not meet the Securities and Exchange Commission threshold for disclosure.
/(2)/ Represents a contribution by United of $23,016 on behalf of Mr. Tallent to United's Profit Sharing Plan and insurance premiums of approximately $766 paid by United on behalf of Mr. Tallent on a life insurance policy.
/(3)/ United's contribution on behalf of the named individual to United's Profit Sharing Plan.
/(4)/ Mr. Freeman commenced employment with United and its subsidiaries in March 1995. Mr. Freeman owns 24,495 shares of Common Stock.

     United has never granted restricted stock, stock appreciation rights or similar awards to any of its present or past executive officers, other than awards of stock options under the United Community Banks Key Employee Stock Option Plan.

     Directors of United, other than a President of a bank subsidiary who serves on United's Board of Directors, received $750 per board meeting attended during 1996. Certain members of United's Board of Directors also serve as members of one or more of the Boards of Directors of United's bank subsidiaries, for which they are compensated by the bank subsidiaries.

Option Grants In Last Fiscal Year

     The following table sets forth information concerning stock options granted to the Named Executive Officers under the Plan during fiscal year 1996 and the projected value of those options at assumed annual rates of appreciation.

-----------------------------------------------------------------------------------------------------------------------
                                                                                          Potential Realizable Value
                                                                                            at Assumed Annual Rates
                                                                                          of Stock Price Appreciation
                                 Individual Grants                                            for Option Term/(2)/
-----------------------------------------------------------------------------------------------------------------------
                            Number of
                           Securities     Percent of Total
                           Underlying     Options Granted    Exercise or
                             Options      to Employees in     Base Price   Expiration
          Name             Granted/(1)/     Fiscal Year       ($/Share)       Date        0%         5%         10%
------------------------------------------------------------------------------------------------------------------------
Jimmy C. Tallent              8,750            20.83%           $18.00       1/1/06       $0     $99,050       $251,015
------------------------------------------------------------------------------------------------------------------------
Thomas C. Gilliland           5,250            12.50%           $18.00       1/1/06       $0     $59,430       $150,610
------------------------------------------------------------------------------------------------------------------------
Billy M. Decker               3,500            8.33%            $18.00       1/1/06       $0     $39,620       $100,405
------------------------------------------------------------------------------------------------------------------------
Guy W. Freeman                3,500            8.33%            $18.00       1/1/06       $0     $39,620       $100,405
------------------------------------------------------------------------------------------------------------------------

--------------------------
/(1)/ Twenty percent of the options were vested at grant and an additional 20% vest at each of the first four anniversaries of the grant date.
/(2)/ "Potential Realizable Value" is disclosed in response to SEC regulations that require such disclosure for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of the future value of the Company's Common Stock or of the stock price. Amounts are calculated at 0%, 5% and 10% assumed appreciation of the value of the Common Stock (compounded annually over the option term) and are not intended to forecast actual expected future appreciation, if any, of the Common Stock. The potential realizable value to the optionee is the difference between the exercise price and the appreciated stock price at the assumed annual rates of appreciation multiplied by the number of shares underlying the options.

Option Fiscal Year-End Values

     Shown below is information with respect to unexercised options to purchase the Common Stock granted under the Plan to the Named Executive Officers and held by them at December 31, 1996. No options were exercised during 1996 by a Named Executive Officer.

--------------------------------------------------------------------------------------------------------------------
                                           Fiscal Year-End Option Values
                                           -----------------------------
--------------------------------------------------------------------------------------------------------------------
                                            Number of Unexercised
                                          Options at Fiscal Year End           Value of Unexercised in the Money
        Name                            Exercisable/Unexercisable (#)          Options at Fiscal Year End ($)(1)
--------------------------------------------------------------------------------------------------------------------
Jimmy C. Tallent                                14,250 / 7,000                              $142,750
--------------------------------------------------------------------------------------------------------------------
Thomas C. Gilliland                              8,550 / 4,200                                86,650
--------------------------------------------------------------------------------------------------------------------
Billy M. Decker                                  5,700 / 2,800                                57,100
--------------------------------------------------------------------------------------------------------------------
Guy W. Freeman                                   5,700 / 2,800                                57,100
--------------------------------------------------------------------------------------------------------------------

--------------------
(1) Based on $21.00 per share, the last sale price known to United during 1996. United's Common Stock is not publicly traded.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of United reviewed the compensation of Messrs. Tallent, Gilliland, Freeman and Decker and of United's other executive officers for the 1996 fiscal year. Although all members of the Board of Directors participated in deliberations regarding the salaries of executive officers, none of such officers participated in any decisions regarding his own compensation as an executive officer.

         Carolina, UCB, Towns and Peoples have retained the services of a construction company operated by Robert L. Head, Jr., who is Chairman of the Board of Directors of United and a director of UCB. During 1996, UCB and Towns made payments of approximately $89,900 to such construction company for a leasehold improvement in Dahlonega and remodeling of Towns' existing facilities.

         The Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of United and their associates, including corporations in which such officers or directors are shareholders, directors and/or officers, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

                    JOINT REPORT ON EXECUTIVE COMPENSATION

General

     Under rules established by the SEC, United is required to provide certain information with respect to compensation provided to United's President and Chief Executive Officer and to United's other executive officers. United had no executive officers other than Mr. Tallent, Mr. Gilliland, Mr. Decker and Mr. Freeman who earned $100,000 or more during 1996. The SEC regulations require a report setting forth a description of United's executive compensation policy in general and the considerations that led to the compensation decisions affecting Mr. Tallent, Mr. Gilliland, Mr. Decker and Mr. Freeman. In fulfillment of this requirement, the Board of Directors and Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

     The fundamental policy of United's compensation program is to offer competitive compensation and benefits for all employees, including the President and Chief Executive Officer and the other officers of United, in order to compete for and retain talented personnel who will lead United in achieving levels of financial performance which enhance shareholder value. United's executive compensation package historically has consisted of salary, annual incentive compensation, matching profit sharing contributions and other customary fringe benefits. The grant of stock options under the Plan is also a part of United's compensation package for certain executive officers, including the Named Executive Officers.

Salary

     All members of the Board of Directors of United participated in deliberation regarding salaries of executive officers. Although subjective in nature, factors considered by the Board in setting the salaries of executive officers other than Mr. Tallent were Mr. Tallent's recommendations, compensation paid by comparable banks to their executive officers (although such information was obtained informally and United did not attempt to pay any certain percentage of salary for comparable positions with other banks), each individual's own performance and contribution to United, the individual's tenure in his or her position and internal comparability considerations. The Board of Directors set the salary of Mr. Tallent, considering Mr. Tallent's salary during the preceding fiscal year, Mr. Tallent's tenure, salaries of chief executive officers of comparable banks (although such information was obtained informally and United did not attempt to pay any certain percentage of salary for a comparable position with other banks) and the increase in earnings of United in recent years. The Board did not assign relative weights to the factors considered in setting salaries of executive officers, including Mr. Tallent.

Annual Incentive Compensation

     Annual incentive compensation for 1996, paid in the form of a cash bonus during the fourth quarter of the fiscal year, was based on annual financial results of United's bank subsidiaries, including general targets with respect to net earnings and return on average assets. Cash bonuses were granted by the Board to Mr. Tallent, and the Board set a range of bonuses (based on a percentage of salary) for all employees other than Mr. Tallent, within which range Mr. Tallent determined each officer's bonus, based on individual performance.

Key Employee Stock Option Plan

     Options to acquire 42,000 shares of Common Stock were awarded under the Plan in fiscal 1996, including options to acquire 21,000 shares of Common Stock awarded to the Named Executive Officers by the Compensation Committee.

                United Community Banks, Inc. Board of Directors
           Jimmy C. Tallent                        Charles E. Hill
           James A. Brackett, Jr.                  Hoyt O. Holloway
           Billy M. Decker                         P. Deral Horne
           Thomas C. Gilliland                     Clarence W. Mason, Sr.
           Robert L. Head, Jr.                     W. C. Nelson, Jr.

               Compensation Committee of the Board of Directors
           James A. Brackett, Jr.                  Hoyt O. Holloway
           Robert L. Head, Jr.                     P. Deral Horne
           Charles E. Hill                         Clarence W. Mason, Sr.
                                                   W. C. Nelson, Jr.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on United's Common Stock against the cumulative total return on The Nasdaq Stock Market (U.S. Companies) Index and The Nasdaq Bank Stocks Index for the period commenced on June 28, 1993, the date on which United's Common Stock was registered under the Securities Exchange Act of 1934, as amended, and ended on December 31, 1996. United's Common Stock is not publicly traded; therefore, the total shareholder return is based on stock trades known to United during the period presented.

                     Comparison of Cumulative Total Return
                 Among United, The Nasdaq Stock Market (U.S.)
                            and Nasdaq Bank Stocks

                                                                  Cumulative Total Return
                                               -------------------------------------------------------------
                                                6/93         12/93         12/94         12/95        12/96
United Community Banks, Inc.                     100          119           187           301          397

NASDAQ Stock Market -US                          100          111           108           153          188

NASDAQ Bank                                      100          107           106           158          209

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


     The United Board of Directors held four meetings during 1996. All of the directors attended at least seventy-five percent (75%) of the meetings of the Board and committees of the Board on which they sat that were held during their tenure as directors.

     The Board of Directors does not have a standing audit or nominating committee. The compensation committee of the Board of Directors is comprised of all members of the Board who are not employees of the bank subsidiaries of United. The compensation committee makes compensation decisions for executive officers and key employees and administers the Plan.


                  INFORMATION CONCERNING UNITED'S ACCOUNTANTS

     Porter Keadle Moore, LLP ("Porter Keadle") (successor to the practice of Evans, Porter, Bryan & Co.) was the principal independent public accountant for United during the year ended December 31, 1996. Representatives of Porter Keadle are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. United anticipates that Porter Keadle will be United's accountants for the current fiscal year.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at United's 1998 annual meeting must be received by December 12, 1997, in order to be eligible for inclusion in United's Proxy Statement and Proxy for that meeting.

                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     Management of United knows of no matters other than those stated above that are to be brought before the meeting. If any other matters should be presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of United.


                                         By Order of the Board of Directors,



                                         Jimmy C. Tallent
                                         President and Chief Executive Officer

                                     Appendix A

                      GENERAL DESCRIPTION OF THE BUSINESS

     United Community Banks, Inc. ("United") was incorporated under the laws of Georgia in 1987 and commenced operations in 1988 by acquiring 100% of the outstanding shares of Union County Bank ("UCB"). United is a registered bank holding company. All of United's activities are currently conducted by its wholly-owned subsidiaries, UCB, which was organized as a Georgia banking corporation in 1950, Carolina Community Bank, Murphy, North Carolina ("Carolina"), which United acquired in 1990, Peoples Bank, Blue Ridge, Georgia ("Peoples"), which United acquired in 1992, Towns County Bank, Hiawassee, Georgia ("Towns"), which United also acquired in 1992 and White County Bank, Cleveland, Georgia ("White"), which United acquired in 1995.

     UCB, Carolina, Peoples, Towns and White (collectively, the "Banks") are community-oriented, with an emphasis on retail banking, and offer such customary banking services as customer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit, Mastercard and VISA accounts, money transfers and trust services. The Banks finance commercial and consumer transactions, make secured and unsecured loans, including residential mortgage loans, and provide a variety of other banking services. UCB also offers travel agency services for the Banks' customers.

     The Mortgage People Company ("MPC"), a division of UCB, is a full-service mortgage lending operation approved as a seller/servicer for Federal National Mortgage Association and Federal Home Mortgage Corporation. MPC was organized to provide fixed and adjustable-rate mortgages. United Family Finance Company is a traditional consumer finance company which is based in Hiawassee, Georgia and also has been granted a license to conduct business in Blue Ridge, Georgia.

                      [UNITED COMMUNITY BANKS, INC. LOGO]


SELECTED FINANCIAL DATA


                                                    1996          1995          1994          1993          1992
                                                               (in thousands except per share data)
FOR THE YEAR
Net interest income                            $   31,368      $  22,919     $  18,217     $  14,516     $  11,131
Provision for loan losses                           1,411          1,040           935           842           472
Noninterest income                                  5,368          4,264         3,762         3,700         2,157
Noninterest expense                                23,313         17,854        13,902        11,705         8,635
Income taxes                                        3,811          2,238         1,942         1,467         1,055
Net earnings                                   $    8,201          6,051         5,200         4,202         3,126

PER COMMON SHARE
Net earnings                                   $     1.31           1.04          0.93          0.76          0.57
Cash dividends declared                              0.08           0.07          0.04          0.04          0.05
Book value                                           8.14           7.03          5.41          4.55          3.81

AT YEAR END
Loans                                          $  591,398        449,595       341,621       283,611       224,057
Earning assets                                    770,179        611,237       422,091       368,013       309,744
Assets                                            828,030        659,669       456,936       393,632       332,013
Deposits                                          720,726        590,656       393,270       349,765       300,020
Stockholders' equity                               52,401         44,027        30,217        25,449        20,942
Common shares outstanding                       6,438,848      6,260,280     5,589,365     5,589,365     5,500,115

AVERAGE BALANCES
Loans                                          $  514,724        395,503       309,493       250,479       199,383
Earning assets                                    674,356        523,545       395,121       336,931       278,306
Assets                                            730,124        562,392       427,695       362,000       300,438
Deposits                                          647,499        498,247       376,369       324,460       267,787
Stockholders' equity                               48,214         37,123        27,833        23,196        19,455
Weighted average shares outstanding             6,260,769      5,813,615     5,589,365     5,545,110     5,492,435

KEY PERFORMANCE RATIOS
Return on average assets                             1.10%          1.08%         1.22%         1.16%         1.04%
Return on average stockholders' equity              17.01%         16.30%        18.68%        18.12%        16.07%
Net interest margin, taxable equivalent              4.83%          4.60%         4.88%         4.57%         4.27%
Efficiency ratio                                    63.44%         65.69%        63.36%        64.79%        65.49%
Dividend payout ratio                                6.11%          6.91%         4.30%         4.62%         7.91%
Average equity to average assets                     6.60%          6.60%         6.51%         6.41%         6.47%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

     United was incorporated under the laws of Georgia in 1987 and commenced operations in 1988 by acquiring 100% of the outstanding shares of UCB. United is a registered bank holding company. All of United's activities are currently conducted by its wholly-owned subsidiaries, UCB, which was organized as a Georgia banking corporation in 1950, Carolina, which United acquired in 1990, Peoples, which United acquired in 1992, Towns, which United also acquired in 1992 and White, which United acquired in 1995.

     The following discussion focuses on significant changes in the financial condition and results of operations of United and the Banks during the three years ended December 31, 1996. The discussion and analysis is intended to supplement and highlight, and should be read in conjunction with, information contained in the accompanying consolidated financial statements.

Financial Highlights

     Year Ended December 31, 1996. Net earnings totaled over $8 million for the year ended December 31, 1996, an increase of 36% from the $6 million earned in 1995. Net earnings per common share were $1.31 for 1996 compared to $1.04 reported for 1995, an increase of 26%. Return on assets and return on equity for the year ended December 31, 1996, was 1.10% and 17.01%, respectively. The 1995 return on assets and return on equity was 1.08% and 16.30%, respectively.

     United's balance sheet grew 26% during the year as assets ended the year at $828 million. Net loans increased 34% during the year and deposits grew over 22%. The increases in both loans and deposits reflect a strengthening economic environment as well as market share gains from competition. Stockholders' equity increased to $52 million and represented 6% of year end assets.

Capital Issues

     On March 6, 1997, the Company completed a filing with the Securities and Exchange Commission for the purpose of registering for sale 250,000 shares of its $1 par value common stock. The sale is estimated to yield $5.4 million after deducting certain issuance costs. United intends to use these proceeds to invest additional capital into UCB and Carolina to support the asset growth that both banks are experiencing.

     On December 31, 1996, United completed a private placement of convertible subordinated payable-in-kind debentures due December 31, 2006 (the "2006 Debentures"). The 2006 Debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in the Wall Street Journal, payable on April 1, July 1, October 1 and January 1 of each year commencing on April 1, 1997, to holders of record at the close of business on the 15th day of the month immediately preceding the interest payment date. Interest is computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable.

     The 2006 Debentures may be redeemed, in whole or in part from time to time on or after January 1, 1998, at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holders of the 2006 Debentures not redeemed will have the right, excercisable at any time up to December 31, 2006, to convert such debenture at the principal amount thereof into shares of Common Stock of United at the conversion price of $25 per share, subject to adjustment for stock splits and stock dividends.

     In August 1995, United completed an offering to the public of 215,515 shares of United Common Stock registered under the Securities Act of 1933 pursuant to which $2,434,000 in additional capital was raised. United used the proceeds of the offering primarily to invest additional capital in Carolina and Towns. The additional capital for Towns was used to support the asset growth experienced by Towns. The additional capital for Carolina was necessitated by Carolina's asset growth and the acquisition of the Andrews, Franklin and Waynesville branch banking offices.

Expansions

     Effective July 1, 1996, the Georgia bank branching laws were amended to permit subsidiary banks of Georgia bank holding companies to branch in an aggregate of three additional locations prior to July 1, 1998, after which time statewide branching would be permitted. On July 1, 1996, UCB changed its name from Union County Bank to United Community Bank and established a branch office in Dahlonega, Lumpkin County, Georgia. UCB simultaneously filed a tradename filing to permit it to conduct its operations in Union County, Georgia under the tradename Union County Bank. On September 28, 1996, UCB assumed deposits of $23.7 million and purchased assets of $33.2 million in Cornelia, Habersham County, Georgia, from a banking institution which sold off its operations in the county. In Habersham County, UCB operates under the trade name of First Bank of Habersham, and in Lumpkin County, UCB does business as United Community Bank. On July 1, 1996, Carolina opened a loan production office in Sylva, North Carolina.

     In 1995, United's subsidiary, Carolina, assumed deposits totaling $32 million and purchased certain assets totaling $12 million of three branch banks in the Western North Carolina cities of Andrews, Franklin and Waynesville.

     Effective August 31, 1995, United completed the acquisition of White County Bancshares, Inc., the parent company of the $71 million asset, White County Bank in Cleveland, Georgia. United issued 455,400 shares of its common stock in addition to a previously issued exchangeable payable in kind debenture for all of the issued and outstanding shares of White. This transaction was accounted for as a purchase.

Net Interest Income

     Net interest income (the difference between the interest earned on assets and the interest paid on deposits and liabilities) is the single largest component of United's operating income. United actively manages this income source to provide the largest possible amount of income while balancing interest rate, credit, and liquidity risks.

     Net interest income, on a taxable equivalent basis, was $36.2 million in 1996, compared to $24.1 million in 1995 and $19.3 million in 1994. The 35% increase in 1996 was the result of increased volume of net earning assets partially augmented by a 27 basis point increase in the interest rate spread.

     Interest income increased over 28% in 1996 and 44% in 1995, respectively. The increase in 1996 was again primarily a result of an increase in interest and fees on loans of over $12.6 million. Interest on investment securities and other earning assets increased $1.4 million or 16%.

     Average earning assets in 1996 increased 29% when compared to 1995 due to increases in average loans of $120 million and average investment securities of $30 million. Increases in average earning assets of 33% were experienced in 1995 over 1994 primarily due to increases in average loans of $86 million. Table 1 represents net interest income, yields and rates on a taxable-equivalent basis and average balances for the years 1996, 1995 and 1994.

Table 1    -   Consolidated Average Balances, Interest and Rates
               Taxable Equivalent Basis
               (dollars in thousands)


                                                              Years Ended December 31,
                                                              ------------------------
                                                   1996                                   1995
                                                   ----                                   ----

                                      Average      Interest      Yield/        Average                 Yield/
                                      Balance                     Rate         Balance    Interest      Rate

                                   --------------------------------------------------------------------------
ASSETS

Interest earning assets:
    Federal funds sold               $  18,705         1,009        5.39%     $ 17,467       1,113      6.37%
    Interest bearing deposits
      with other banks                     918           101       11.00%          286           3      1.05%
    Investment securities:
      Taxable                          105,693         6,120        5.79%       78,684       4,791      6.09%
      Tax-exempt                        34,316         2,886        8.41%       31,605       2,797      8.85%
                                       -------        ------                  --------     -------
    Total investment securities        140,009         9,006        6.43%      110,289       7,588      6.88%
                                       -------        ------                  --------     -------
    Loans:
      Taxable                          507,928        53,508       10.53%      389,565      40,943     10.51%
      Tax-exempt                         6,796           732       10.77%        5,938         653     11.00%
                                       -------        ------                  --------     -------
      Total loans                      514,724        54,240       10.54%      395,503      41,596     10.52%
                                       -------        ------                  --------     -------
Total interest earning assets          674,356        64,356        9.54%      523,545      50,300      9.61%
                                       -------        ======                  --------     -------
Allowance for loan losses               (7,163)                                 (5,367)
Cash and due from banks                 19,706                                  15,891
Premises and equipment                  16,599                                  13,456
Other assets                            26,626                                  14,867
                                       -------                                --------
    Total assets                     $ 730,124                                $562,392
                                       =======                                ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing liabilities:
    Deposits:
      Demand                         $ 161,038         5,167        3.20%     $ 97,103       3,585      3.69%
      Savings                           39,084         1,050        2.68%       33,057       1,023      3.09%
      Time                             378,478        23,611        6.24%      317,938      19,735      6.21%
    Federal funds purchased                947            51        5.39%          975          56      5.74%
    FHLB advances                       17,237           981        5.69%       11,889         899      7.56%
    Long-term debt                      10,291           808        7.85%        9,537         820      8.60%
    Convertible subordinated
      debentures                         1,000            90        9.00%        1,000          90      9.00%
                                       -------        ------                  --------     -------
Total interest bearing liabilities     608,075        31,758        5.22%      471,499      26,208      5.56%
                                       -------        ------                  --------     -------
Noninterest bearing demand
    deposits                            68,899                                  50,149
Other liabilities                        4,936                                   3,621
Stockholders' equity                    48,214                                  37,123
                                        ------                                  ------
Total liabilities and
  stockholders' equity               $ 730,124                                 562,392
                                       =======                                ========
Net interest income                                   32,598                                24,092
                                                      ======                               =======
Net interest spread                                                 4.32%                               4.05%
                                                                    ====                                ====
Net interest margin                                                 4.83%                               4.60%
                                                                    ====                                ====
Taxable equivalent adjustments:
    Loans                                          $     249                                   222
    Investment securities                                981                                   951
                                                         ---                               -------
    Total taxable equivalent
      adjustments                                      1,230                                 1,173
                                                      ------                              --------
Net interest income                                $  31,368                               $22,919
                                                      ======                               =======
                                                    1994
                                                    ----

                                      Average                    Yield/
                                      Balance      Interest       Rate

                                   ------------------------------------
ASSETS

Interest earning assets:
    Federal funds sold                $3,270            135       4.13%
    Interest bearing deposits
      with other banks                   502             20       3.98%
    Investment securities:
      Taxable                         51,194          2,924       5.71%
      Tax-exempt                      30,662          2,747       8.96%
                                    --------        -------
    Total investment securities       81,856          5,671       6.93%
                                    --------        -------
    Loans:
      Taxable                        304,961         28,683       9.41%
      Tax-exempt                       4,532            424       9.36%
                                    --------        -------
      Total loans                    309,493         29,107       9.40%
                                    --------        -------
Total interest earning assets        395,121         34,933       8.84%
                                    --------        -------
Allowance for loan losses             (3,712)
Cash and due from banks               13,504
Premises and equipment                11,086
Other assets                          11,696
                                    --------
    Total assets                    $427,695
                                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing liabilities:
    Deposits:
      Demand                         $86,224          2,874       3.33%
      Savings                         30,172            926       3.07%
      Time                           225,872         10,572       4.68%
    Federal funds purchased            2,476            122       4.93%
    FHLB advances                      8,096            415       5.13%
    Long-term debt                     8,754            639       7.30%
    Convertible subordinated
      debentures                       1,000             90       9.00%
                                    --------        -------
Total interest bearing liabilities   362,594         15,638       4.31%
                                    --------        -------
Noninterest bearing demand
    deposits                          34,101
Other liabilities                      3,167
Stockholders' equity                  27,833
                                    --------
Total liabilities and
  stockholders' equity               427,695
                                    ========
Net interest income                                  19,295
                                                    =======
Net interest spread                                               4.53%
                                                                  ====
Net interest margin                                               4.88%
                                                                  ====
Taxable equivalent adjustments:
    Loans                                               144
    Investment securities                               934
                                                    -------
    Total taxable equivalent
      adjustments                                     1,078
                                                    -------
Net interest income                                 $18,217
                                                    =======

Consolidated Average Balances, Interest and Rates

     The banking industry uses two key ratios to measure relative profitability of net interest income. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing sources of funds. The interest rate spread eliminates the impact of non-interest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing non-interest bearing deposits.

     The net interest spread was 4.32% in 1996, 4.05% in 1995 and 4.53% in 1994, while the net interest margin was 4.83% in 1996, 4.60% in 1995 and 4.88% in 1994. The increase in the margin and spread are primarily due to an increase in core deposits relative to total deposits. Core deposits represent approximately 42% of total deposits in 1996, an increase from 36% in 1995. The acquisition of White County Bank contributed unfavorably to the net interest margin for 1995. The decrease in 1995 compared to 1994 was also a result of competitive pricing for time deposits and a rising rate environment. Table 2 shows the change in net interest income for the past two years due to changes in volumes and rate.


Table 2  -  Rate/Volume Variance Analysis
         Taxable Equivalent Basis
         (dollars in thousands)

                                                1996 Compared to 1995                    1995 Compared to 1994
                                        Increase (decrease) due to changes in    Increase (decrease) due to changes in
                                        -------------------------------------    -------------------------------------
                                                           Yield/      Net                        Yield/        Net
                                           Volume           Rate      Change        Volume         Rate       Change
                                           ------           ----      ------        ------         ----       ------
Interest earned on:
   Federal funds sold                   $       89          (193)      (104)      $   905            73         978
   Interest bearing deposits
         with other banks                       19            79         98           (2)          (15)        (17)
   Investment securities:
         Taxable                             1,550          (221)     1,329         1,674           193       1,867
         Tax-exempt                            212          (123)        89            83          (33)          50

   Loans:
         Taxable                            12,469            96     12,565         8,892         3,368      12,260
         Tax-exempt                             92           (13)        79           155            74         229
                                          --------        ------   --------      --------       -------    --------

         Total interest income              14,431          (375)    14,056        11,707         3,660      15,367
                                            ------         -----     ------       -------         -----      ------

Interest paid on:
   Deposits:
         Demand                              1,975          (393)     1,582           402           309         711
         Savings                                98           (71)        27            89             8          97
         Time                                3,776           100      3,876         5,715         3,448       9,163
   Federal funds purchased                      (2)           (3)        (5)         (86)            20        (66)
   FHLB advances                               182          (100)        82           287           197         484
   Long-term debt                              122          (134)       (12)           67           114         181
                                               ---          ----    -------       -------        ------         ---

         Total interest expense              6,151          (601)     5,550         6,474         4,096      10,570
                                             -----          ----      -----        ------         -----      ------

         Net interest income            $    8,280           226      8,506        $5,233         (436)       4,797
                                             =====           ===      =====         =====        ======     =======

Noninterest Income

     Noninterest income consists primarily of revenues generated from service charges and fees on deposit accounts, mortgage loan and related fees and profits earned through sales of credit life insurance. In addition, gains or losses realized from the sale of investment portfolio securities are included in noninterest income. Total noninterest income for 1996 increased 26% or $1.1 million, more than $625 thousand of which was contributed as a result of an increase in service charges on demand deposits. Noninterest income for 1995 increased 13% or $502 thousand, $235 thousand of which was contributed as a result of the White County Bank acquisition.

     The growth in non-interest income was the result of United's continuing efforts to build stable sources of fee income, which includes services charges on deposits and mortgage loan and related fees. This growth is being accomplished through the building of customer market share and expansion of United's locations.

     The primary contributor to non-interest income growth in both 1996 and 1995 was the continued growth in service charges on deposits. Fee income from service charges on deposit accounts increased over 42% in 1996 following a 32% increase in 1995. Continued emphasis on low cost checking account services, appropriate pricing for transaction deposit accounts and fee collection practices for other deposit services contributed to the increased levels of income for both years. Increases during 1996 and 1995 were further influenced by the increase in both the number of accounts and balances outstanding in transaction deposit accounts.

     Net gains on sales of investment securities increased $ 18 thousand from 1995 levels as management liquidated more investment securities to meet loan demand.

     Mortgage loan and related fee income decreased 1% or $16 thousand during 1996 as compared to 1995 as the volume of loans refinanced remained relatively flat.

Noninterest Expense

     Noninterest expenses for 1996 increased 31% following an increase of 28% in 1995. The increase was primarily due to the start up costs in new markets. Salaries and employee benefits increased 28% from 1995 due to employee additions resulting from the branch expansions together with the increases required to maintain continued growth and cost of living raises.

     Net occupancy expense increased $591 thousand or 22% in 1996 following a 34% increase in 1995. The 1996 increase is due to the new physical locations in Dahlonega and Cornelia, Georgia, as well as western North Carolina branch expansions. The 1995 increase in occupancy expense was due primarily to increased depreciation related to new banking facilities located in Blue Ridge, Georgia and costs to operate the banking facilities in the expansion markets acquired by Carolina.

     Deposit insurance premiums decreased $ 492 thousand or 96% as a result of the recalculated FDIC assessment.

     Other non-interest expenses, including advertising, stationery and supplies, increased $2.6 million or 54% compared to a 48% increase in 1995. Management continues to emphasize the importance of expense management and productivity throughout United in order to further decrease the cost of providing expanded banking services to a growing market base.

Investment Securities

     The composition of the investment securities portfolio reflects United's investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income. The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

     During 1996, gross investment securities sales were $17 million as compared to $15 million during 1995. Maturities and paydowns were $52 and $23 million, representing 37% and 21%, respectively, of the average total portfolio for the year. Net losses associated with the sales were approximately $14 thousand during 1996 with net gains of $4 thousand during 1995, accounting for less than 1% of non-interest income. Gross unrealized gains in the total portfolio amounted to approximately $1.1 million at year end 1996 and gross unrealized losses amounted to approximately $872 thousand.

     Total average investment securities, including those available for sale, increased 27% during 1996 Average investment securities during 1995 increased 35% from the 1994 average levels.


     Table 3 reflects the carrying amount of the investment securities portfolio for the past three years.


Table 3 - Carrying Value of Investments
(dollars in thousands)                                                     December 31,
                                              -----------------------------------------------------------------------
                                                         1996                    1995                   1994
=====================================================================================================================
Securities held to maturity:
     U.S. Treasury                                     $ 1,868                     6,624                4,250
     U.S. Government agencies                           31,406                    37,736               20,556
     State and municipal                                31,630                    26,524               32,039
     Mortgage backed securities                          7,118                     7,937                6,103
                                              -----------------------------------------------------------------------
                                                        72,022                    78,821               62,948
                                              -----------------------------------------------------------------------
Securities available for sale:
     U.S. Treasury                                      11,332                    23,239                5,781
     U.S. Government agencies                           34,871                    28,341                6,733
     State and municipal                                 6,024                     6,321                    -
     Mortgage backed securities                         18,635                     4,290                  569
     Other                                               4,002                     2,855                1,864
                                              -----------------------------------------------------------------------
                                                        74,864                    65,046               14,947
                                              =======================================================================
     Total                                            $146,886                   143,867               77,895
                                              =======================================================================

Carrying Value of Investments

     The December 31, 1996, market value of securities held to maturity, as a percentage of amortized cost was 100%, down from 101% at December 31, 1995. The market value of the portfolio of securities held to maturity will change as interest rates change and such unrealized gains or losses will not flow through the earnings statement unless the related securities are called at prices which differ from the carrying value at the time of call.

     United utilizes its investment portfolio to offset some of the natural mismatch of interest rate risk inherent in the loan and deposit portfolios. United is fortunate to experience strong loan demand at all the Banks so there is little need for investments solely to augment income or utilize uninvested deposits. Accordingly, United must maintain a conservative posture with respect to the types of securities in which it invests. The investment portfolio consists primarily of U.S. Treasuries, U.S. Government agencies and tax-free municipal securities with little principal risk.

Loans

     During 1996, average loans increased $120 million, or 30% and represented 76% of average interest earning assets and 70% of average total assets. This growth generally occurred proportionally among the various loan categories and can be attributed to additional products and services marketed to existing customers and the successful business development efforts which resulted in market share gains from competitors.

     The level of loans, when compared to the level of deposits, has been relatively strong over the last three years. The average loan to deposit ratio was 80%, 79% and 82% in 1996, 1995 and 1994, respectively. The decrease noted in 1995 is attributed to the infusion of deposits acquired from the White acquisition together with the branch acquisitions.

     Table 4 breaks down the composition of the loan portfolio for each of the past five years while Table 5 shows the amount of loans outstanding for selected categories as of December 31, 1996, with maturities based on the remaining scheduled repayments of principal.

Table 4 - Loan Portfolio
(dollars in thousands)

                                                            December 31,

                                -------------------------------------------------------------------
                                        1996                   1995                   1994
---------------------------------------------------------------------------------------------------
                                            Percent                Percent               Percent
                                  Amount    of Total     Amount    of Total    Amount    of Total
---------------------------------------------------------------------------------------------------
Commercial, financial and
agricultural                      $176,486     29.8%      120,876     27.2%     105,644     32.1%
Real estate - construction          50,523      8.5%       29,538      6.7%      19,707      6.0%
Real estate - mortgage             275,164     46.5%      216,649     48.8%     144,971     44.0%
Installment loans to
individuals                         90,178     15.2%       77,029     17.3%      58,904     17.9%
                                 ---------   -------     --------   -------    --------   -------
Total loans                        592,351    100.0%      444,092    100.0%     329,226    100.0%
Less: Allowance for loan
losses                               7,680                  6,545                 3,950
                                -----------             ---------              --------
                                  $584,671                437,547               325,276
                                   =======                =======               =======

                                           December 31,

                                ------------------------------------------
                                        1993                1992
--------------------------------------------------------------------------
                                           Percent              Percent
                                 Amount    of Total    Amount   of Total
--------------------------------------------------------------------------
Commercial, financial and
agricultural                       82,424     30.5%     67,208     30.7%
Real estate - construction         21,984      8.1%      9,768      4.5%
Real estate - mortgage            115,822     42.9%     98,427     45.0%
Installment loans to
individuals                        49,770     18.5%     43,425     19.8%
                                 --------     -----    -------   -------
Total loans                       270,000    100.0%    218,828    100.0%
Less: Allowance for loan
losses                              3,237                2,592
                                 --------             --------
                                  266,763              216,236
                                  =======              =======

     Table 5 - Loan Portfolio Maturity
     (dollars in thousands)
                                                                  Maturity
                                  --------------------------------------------------------------------------
                                                       Over One Year
                                      One Year            Through            Over Five
                                      or Less            Five Years            Years            Total
------------------------------------------------------------------------------------------------------------
Commercial, financial and
agricultural                          $144,719             22,943               8,824           176,486
Real estate - construction              46,481              4,042              --                50,523
                                      --------            -------          ----------          --------
                                      $191,200             26,985               8,824           227,009
                                  ==========================================================================


                                     Rate Structure for Loans
                                      Maturing Over One Year
                                  ------------------------------
                                                     Floating or
                                   Predetermined     Adjustable
                                   Interest Rate        Rate
----------------------------------------------------------------
Commercial, financial and
agricultural                           26,367           5,400
Real estate - construction              1,819           2,223
                                      -------           -----
                                       28,186           7,623
                                  ==============================

Provision and Allowance for Loan Losses

     United manages asset quality and controls risk through diversification of the loan portfolio and the application of policies designed to foster sound underwriting and loan monitoring practices. United's loan administration function is charged with monitoring asset quality, establishing credit policies and procedures, and enforcing the consistent application of these policies and procedures across United.

     The provision for loan losses is the annual cost of providing an adequate allowance for anticipated potential future losses on loans. The amount each year is dependent upon many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of loan portfolio quality, the value of collateral, and economic factors and trends.

     Reviews of non-performing, past due loans and larger credits, designed to identify potential charges to the allowance for loan losses, as well as determine the adequacy of the allowance, are made on a regular basis during the year.

These reviews are made by the responsible lending officers, as well as a separate credit administration department, and consider such factors as the financial strength of borrowers, the value of the applicable collateral, past loan loss experience, anticipated loan losses, growth in the loan portfolio, and other factors, including prevailing and anticipated economic conditions.

     Whenever a loan, or portion thereof, is considered by management to be uncollectible, it is charged against the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses. Such agencies may require the Banks to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

     The provision for loan losses increased 36% in 1996 compared to an 11% increase in 1995 although the allowance for loan losses as a percentage of total loans decreased from 1.47% in 1995 to 1.30% at year end 1996.

     Net loan charge-offs for 1996 remained consistent with 1995, although the average balance of loans increased 30%. United does not currently allocate the allowance for loan losses to the various loan categories. Net charge-offs during 1997 are expected to approximate those experienced during 1996.

     Table 6 sets forth information with respect to United's loan and the allowance for loan losses for each of the last five years.


Table 6 - Analysis of the Allowance for Loan Losses
(dollars in thousands)                                                       Years Ended December 31,
                                                  -----------------------------------------------------------------------
                                                       1996           1995          1994          1993          1992
-------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year        $6,545         3,950         3,237         2,592         2,091
Charge-offs:
     Commercial, financial and agricultural              282           148            27             6            25
     Real estate - construction                           -             24             -             -             -
     Real estate - mortgage                               13           337            49            54            58
     Installment loans to individuals                    305           166           238           227           226
                                                  -----------------------------------------------------------------------
     Total charge-offs                                   600           675           314           287           309
                                                  -----------------------------------------------------------------------
Recoveries:
     Commercial, financial and agricultural              251           157             6             1            43
     Real estate - construction                           -            -               -             -             -
     Real estate - mortgage                               39           189             1            28            23
     Installment loans to individuals                     34            71            85            61            60
                                                  -----------------------------------------------------------------------
     Total recoveries                                    324           417            92            90           126
                                                  -----------------------------------------------------------------------
     Net charge-offs                                     276           258           222           197           183
                                                  -----------------------------------------------------------------------
Provisions charged to earnings                         1,411         1,040           935           842           472
Allowance for loan losses acquired from White             -          1,813             -             -             -
Allowance for loan losses acquired from Towns             -            -               -             -           212
                                                  -----------------------------------------------------------------------
Balance at end of year                                $7,680         6,545         3,950         3,237         2,592
                                                  =======================================================================
Ratio of net charge-offs to average loans
outstanding during the period                          0.05%         0.07%         0.07%         0.08%         0.09%


Asset Quality

     At December 31, 1996, non-performing assets, comprised of nonaccrual loans, other real estate owned and loans for which payments are more than 90 days past due totaled $1.4 million compared to $2.2 million at year end 1995. The decrease from 1995 is directly attributable to management's concerted efforts to reduce the level of nonperforming assets acquired in the 1995 purchase of White County Bank.

     It is the general policy of the Banks to stop accruing interest income and place the recognition of interest on a cash basis when a loan is placed on nonaccrual status and any interest previously accrued but not collected is reversed against current income unless the collateral for the loan is sufficient to cover the accrued interest or a guarantor assures payment of interest. Loans made by United's Bank Subsidiaries to facilitate the sale of other real estate are made on terms comparable to loans of similar risk. An adequate investment by the buyer is required prior to the removal of other real estate from non-performing assets.

     There were no commitments to lend additional funds on nonaccrual loans at December 31, 1996. Table 7 summarizes United's non-performing assets for each of the last five years.


Table 7 - Risk Elements
(dollars in thousands)                                                December 31,
                                     --------------------------------------------------------------------------------
                                          1996            1995            1994            1993             1992
---------------------------------------------------------------------------------------------------------------------
Loans on nonaccrual                   $    932            1,914            514             567              542
Loans 90 days past due                     236              226             85             197               36
Other real estate                          210               65              -               -               41
                                     ================================================================================
Total non-performing assets            $ 1,378            2,205            599             764              619
                                     ================================================================================
Total non-performing loans as a
     percentage of loans                 0.19%           0.48%           0.18%            0.21%           0.25%
Loans 90 days past due as a
     percentage of loans                 0.04%           0.05%           0.03%            0.07%           0.02%

Risk Elements

     There may be additional loans within United's portfolio that may become classified as conditions dictate; however, management was not aware of any such loans that are material in amount at December 31, 1996. At December 31, 1996, management was unaware of any known trends, events or uncertainties that will have, or that are reasonably likely to have a material effect on United's liquidity, capital resources or operations.

Deposits

     All major categories of average interest bearing deposits increased during 1996. The largest dollar increase in average interest bearing deposits was in the interest bearing demand deposit category, rising over $64 million or 66% from 1995 followed by the increase in average time deposits of $ 61 million or 19%. Average non-interest bearing demand deposits increased over $18 million or 37% after increasing 47% during 1995. The increases were primarily a result of internally generated growth, as well as the previously discussed expansions. Savings deposits, interest bearing demand deposits and non-interest bearing demand deposits accounted for 42% of total average deposits during 1996. For 1995, these lower cost deposits were 36% of total average deposits. The maturities of time deposits of $100,000 or more issued by United's bank subsidiaries at December 31, 1996, are summarized in the following table:

Table 8 - Maturities of Time Deposits Over $100,000
(dollars in thousands)
     Three months or less                                       $34,352
     Over three months through six months                        30,666
     Over six months through twelve months                       25,394
     Over twelve months                                          21,435
                                                         ------------------
                                                               $111,847
                                                         ==================

     At December 31, 1996, four of United's bank subsidiaries were shareholders in the Federal Home Loan Bank of Atlanta. Through this affiliation, advances totaling $35 million were outstanding at rates competitive with time deposits of like maturities. United anticipates continued utilization of this short and long term source of funds to minimize interest rate risk and provide competitive, long-term fixed rate loans to its customers.

Interest Rate Sensitivity Management

     The absolute level and volatility of interest rates can have a significant impact on United's profitability. The objective of interest rate risk management is to identify and manage the sensitivity of net interest income to changing interest rates, in order to achieve United's overall financial goals. Based on economic conditions, asset quality and various other considerations, management establishes tolerance ranges for interest rate sensitivity and manages within these ranges.

     During 1996, United used derivative financial instruments to a limited extent in its interest rate risk management. Interest rate swap contracts with an aggregate notional amount of $35 million extending through various dates in 1997 and 1998 were executed to effectively convert certain fixed rate liabilities to variable rates. From October 1, 1996, through December 1996, United converted the effective interest rate of certain deposit liabilities from 7.25% to 6.46% with the execution of the swap agreements. Additionally, United entered into an interest rate floor contract for the notional amount of $50 million extending through January 1998. For a one time premium upon the execution of the contract, the floor agreement reduces United's interest rate risk in the event of rate declines below a predetermined level. Notional amounts of the swap and floor contracts only represent the basis for exchange of the cash flows and do not represent credit risk. Credit risk is limited to the positive market value of the derivative at a given date. United anticipates continued use of derivative interest rate contracts when appropriate in its asset-liability rate management.

     United uses income simulation modeling as the primary tool in measuring interest rate risk and managing interest rate sensitivity. Simulation modeling considers not only the impact of changing market rates of interest on future net interest income, but also such other potential causes of variability as earning asset volume, mix, yield curve relationships, customer preferences and general market conditions.

     Interest rate sensitivity is a function of the repricing characteristics of United's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest bearing assets and liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable timeframe, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in United's current portfolio that are subject to repricing at various time horizons: immediate, one to three months, four to twelve months, one to five years, over five years, and on a cumulative basis. The differences are known as interest sensitivity gaps. Table 9 shows interest sensitivity gaps for these different intervals as of December 31, 1996.


Table 9 - Interest Rate Sensitivity Analysis
(dollars in thousands)                                                   December 31, 1996
                                          --------------------------------------------------------------------------------
                                                                           Four                    Over Five
                                                                         Through        One        Years amd
                                                         One Through      Twelve      Through      Non-Rate
                                            Immediate    Three Months     Months     Five Years    Sensitive     Total
=========================================================================================================================-
Interest earning assets:
     Federal funds sold                    $  24,215          -             -             -           -           24,215
     Investment securities                      -            8,575        20,559        75,904      41,848       146,886
     Mortgage loans held for sale               -            6,727          -             -           -            6,727
     Loans                                    16,203       217,955       248,603        90,627      18,963       592,351
                                          --------------------------------------------------------------------------------
     Total interest earning assets            40,418       233,257       269,162       166,531      60,811       770,179
                                          --------------------------------------------------------------------------------
Interest bearing liabilities:
     Deposits:
     Demand                                     -          158,124          -             -           -          158,124
     Savings                                    -             -           39,001          -           -           39,001
     Time                                       -          143,400       196,942       105,112         239       445,693
     FHLB advances                            20,100         7,004         3,001         3,377       1,592        35,074
     Long-term debt                           10,453          -             -             -           -           10,453
     Convertible subordinated
         debentures                             -             -             -             -          3,500         3,500
                                          --------------------------------------------------------------------------------
     Total interest bearing
         liabilities                          30,553       308,528       238,944       108,489       5,331       691,845
                                          --------------------------------------------------------------------------------
Noninterest bearing sources of funds -
   net                                          -             -             -             -         77,908        77,908
                                          --------------------------------------------------------------------------------
Interest sensitivity gap                       9,865       (75,271)       30,218        58,042     (22,428)          426
                                          --------------------------------------------------------------------------------
Cumulative interest sensitivity gap         $  9,865       (65,406)      (35,188)       22,854         426          -
                                          ================================================================================

     As seen in the preceding table, for the first 365 days 84% of earning asset funding sources will reprice compared to 70% of all interest earning assets. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remains the same, thus impacting net interest income. This characteristic is referred to as basis risk and generally relates to the possibility that the repricing characteristics of short-term assets tied to United's prime lending rate are different from those of short-term funding sources such as certificates of deposit.

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest rate sensitivity analysis report. These prepayments may have significant effects on United's net interest margin. Because of these factors an interest sensitivity gap report may not provide a complete assessment of United's exposure to changes in interest rates.

     Table 9 indicates United is in a liability sensitive or negative gap position at twelve months. This liability sensitive position would generally indicate that United's net interest income would decrease should interest rates rise and would increase should interest rates fall. Due to the factors cited previously, current simulation results indicate only minimal sensitivity to parallel shifts in interest rates. Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities required to produce an optimal net interest margin.

     Table 10 represents the expected maturity of the total investment securities by maturity date and average yields based on amortized cost (for all obligations on a fully taxable basis assuming a 34% tax rate) at December 31, 1996. It should be noted that the composition and maturity/repricing distribution of the investment portfolio is subject to change depending on rate sensitivity, capital needs, and liquidity needs.

Table 10 - Expected Maturity of Investment Securities
(dollars in thousands)

====================================================================================================================================
                                                     After One But         After Five But
                             Within One Year       Within Five Years      Within Ten Years       After Ten Years        Totals
                          ==========================================================================================================
                            Amount      Yield     Amount      Yield      Amount      Yield      Amount      Yield
====================================================================================================================================
Securities held to
   maturity:
U.S. Treasury
   securities               $ 1,375      6.01%        493      5.63%        -          -           -          -            1,868
U.S. Government
   Agencies                   9,933      5.24%     21,473      5.77%        -           -          -          -           31,406
State and municipal             971      8.31%      8,987      8.37%      17,844      7.68%       3,828      8.31%        31,630
Mortgage backed
   securities                 1,729      5.82%      3,282      6.70%        -          -          2,107      6.59%         7,118
                          ---------------------------------------------------------------------------------------------------------
                             14,008      5.60%     34,235      6.54%      17,844      7.68%       5,935      7.70%        72,022
                          ---------------------------------------------------------------------------------------------------------

Securities available
   for sale:
U.S. Treasury
   securities                 4,256      5.78%      7,014      6.18%        -          -           -          -           11,270
U.S. Government
   agencies                   9,890      5.68%     24,660      6.13%         505      6.50%        -          -           35,055
State and municipal           1,000     10.55%      3,803      9.59%         967      7.08%         109      7.80%         5,879
Mortgage backed
   securities                 3,973      6.38%      2,179      6.63%       3,754      6.78%       8,738      5.67%        18,644

Other                             -       -          -          -           -          -          4,104      6.70%         4,104
                          ---------------------------------------------------------------------------------------------------------
                             19,119      6.10%     37,656      6.52%       5,226      6.80%      12,951      6.01%        74,952
                          ---------------------------------------------------------------------------------------------------------
Total                       $33,127      5.89%     71,891      6.53%      23,070      7.48%      18,886      6.54%       146,974
                          =========================================================================================================

Liquidity Management

     The objective of liquidity management is to ensure that sufficient funding is available, at reasonable cost, to meet the ongoing operational cash needs of United and to take advantage of income producing opportunities as they arise. While the desired level of liquidity will vary depending upon a variety of factors, it is the primary goal of United to maintain a high level of liquidity in all economic environments. Liquidity is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining United's ability to meet the day to day cash flow requirements of the Banks' customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, United would not be able to perform the primary functions of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

     The primary function of asset and liability management is not only to assure adequate liquidity in order for United to meet the needs of its customer base, but to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that the Company can also meet the investment requirements of its shareholders. Daily monitoring of the sources and use of funds is necessary to maintain an acceptable cash position that meets both requirements. In a banking environment, both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

     The asset portion of the balance sheet provides liquidity primarily through loan principal repayments, maturities of investment securities and, to a lesser extent, sales of securities. Installment loan payments are becoming an increasingly important source of liquidity for United as this portfolio continues to grow. Mortgage loans held for sale totaled just over $6.7 million at year end and typically turn over every 45 days. Real estate-construction and commercial, financial and agricultural loans that mature in one year or less amounted to $191 million or 32% of the total loan portfolio at December 31, 1996. Investment securities maturing in the same time frame totaled $33 million or 23% of the total investment securities portfolio at year end 1996. Other short-term investments such as federal funds sold and maturing interest bearing deposits with other banks are additional sources of liquidity funding.

     The liability portion of the balance sheet provides liquidity through various customers' interest bearing and non-interest bearing deposit accounts. Federal funds purchased and securities sold under agreements to repurchase are additional sources of liquidity and basically represent United's incremental borrowing capacity. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet short-term liquidity needs.

     As disclosed in United's Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities, net of the decrease in mortgage loans held for sale, increased over $12 million primarily due to the increase in net earnings coupled with increases in noncash expenses - depreciation and amortization and provision for loan losses. Net cash used in investing activities of $133 million consisted primarily of net loans originated of $129 million and securities purchased of $72 million funded largely by sales, maturities and paydowns of investment securities of over $68 million and cash acquired from acquisitions and branch purchases of $3 million. This resulted from management's continued efforts to reinvest new funds in higher-yielding loans rather than investment securities. Net cash provided by financing activities provided the remainder of funding sources for 1996. The $135 million of net cash provided consisted primarily of a $106 million net increase in demand, savings and time deposits coupled with net Federal Home Loan Bank advances of $26 million.

     Management considers United's liquidity position at the end of 1996 to be sufficient to meet its foreseeable cash flow requirements. Reference should be made to the Consolidated Statements of Cash Flows appearing in the Consolidated Financial Statements for a three-year analysis of the changes in cash and cash equivalents resulting from operating, investing and financing activities.

Capital Resources and Dividends

     Stockholders' equity at December 31, 1996, increased 19% from December 31, 1995. Net earnings after dividends for 1996 accounted for over $7.7 million of the increase in stockholders' equity while the conversion of debentures into stock added $1 million.

     Dividends of $501,000 or $.08 per share were declared on the Common Stock in 1996, which represented a 14% increase from the $0.07 declared in 1995. United has historically retained the majority of its earnings in order to keep pace with the rate at which assets have grown.

     Average stockholders' equity as a percentage of total average assets is one measure used to determine capital strength. The ratio of average stockholders' equity to average assets for 1996 and 1995 was 6.60%. United's asset growth has continued to exceed the rate at which capital has been retained. Table 11 summarizes these and other key ratios for United for each of the last three years.


Table 11 - Equity Ratios

                                                                   Years Ended December 31,
                                          ---------------------------------------------------------------------------
                                                   1996                      1995                     1994
=====================================================================================================================
Return on average assets                            1.10%                    1.08%                     1.22%
Return on average equity                           17.01%                   16.30%                    18.68%
Dividend payout ratio                               6.11%                    6.91%                     4.30%
Average equity to average assets                    6.60%                    6.60%                     6.51%

     The Board of Governors of the Federal Reserve System has issued guidelines for the implementation of risk-based capital requirements by U.S. banks and bank holding companies. These risk-based capital guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets, both on and off balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk based capital ratios. The guidelines require an 8% total risk-based capital ratio, of which 4% must be Tier I capital.

     United's Tier I capital, which consists of stockholders' equity less goodwill and deposit-based intangibles, amounted to $45.8 million at December 31, 1996. Tier II capital components include supplemental capital components such as a qualifying allowance for loan losses and qualifying subordinated debt. Tier I capital plus Tier II capital components is referred to as Total Risk-based Capital and was $56.5 million at year end 1996. The percentage ratios, as calculated under the guidelines, were 7.95% and 9.81% for Tier I and Total Risk-based Capital, respectively, at year end 1996.

     A minimum leverage ratio is required in addition to the risk-based capital standards and is defined as period end stockholders' equity adjusted for goodwill and deposit-based intangibles divided by average assets adjusted for goodwill and deposit-based intangibles. Although a minimum leverage ratio of 4% is required for the highest-rated bank holding companies which are not undertaking significant expansion programs, the Federal Reserve Board requires a bank holding company to maintain a leverage ratio greater than 4% if it is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve Board. The Federal Reserve Board uses the leverage ratio in tandem with the risk-based capital ratios to assess capital adequacy of banks and bank holding companies. United's leverage ratios at December 31, 1996 and 1995 were 5.75% and 6.70%, respectively.

     Further analysis regarding the actual and required capital ratios of United and its individual bank subsidiaries is provided in note 12 to the consolidated financial statements.

     All three of the capital ratios of United and its bank subsidiaries currently exceed the minimum ratios required in 1996 as defined by federal regulators. United monitors these ratios to ensure that the company and the bank subsidiaries remain within regulatory guidelines. Increased regulatory activity in the financial industry as a whole will continue to impact the structure of the industry; however, management does not anticipate any negative impact on the capital resources or operations of United.

Income Tax Expense

     Income tax expense increased 70% for 1996 and 15% for 1995. The effective tax rate as a percentage of pretax income was 32% in 1996 and 27% in 1995. The effective income tax rate increased as tax exempt income decreased relative to total earnings before taxes. These tax rates are lower than the statutory Federal tax rate of 34% primarily due to interest income on tax exempt loans and securities. See United's consolidated financial statements for an analysis of income taxes.

     Impact of Inflation and Changing Prices. A bank's asset and liability structure is substantially different from that of an industrial company in that primarily all assets and liabilities of a bank are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Inflation does have an important impact on the growth of total assets and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio.

     United's management believes the impact of inflation on financial results depends on United's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. United has an asset/liability management program which attempts to manage United's interest rate sensitivity position. In addition, periodic reviews of banking services and products are conducted to adjust pricing in view of current and expected costs. Cost cutting and cost controlling measures have been implemented, including the constant search for technological advancements in order to improve efficiency and productivity.

                           MARKET AND DIVIDEND DATA


         Stock.  There is no established public trading market for United's
Common Stock.   At December 31, 1996, there were 1,704 holders of record of
Common Stock.

         Dividends. United paid semi-annual cash dividends of $.08 per share of Common Stock to shareholders of record in 1996 and $.07 per share of Common Stock to shareholders of record in 1995. United intends to continue paying cash dividends on a semi-annual basis. However, the amount and frequency of dividends will be determined by United's Board of Directors in light of the earnings, capital requirements and the financial condition of United, and no assurance can be given that dividends will be paid in the future.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
United Community Banks, Inc.
Blairsville, Georgia

We have audited the consolidated balance sheets of United Community Banks, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Banks, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                PORTER KEADLE MOORE, LLP



                                                Successor to the practice of
                                                Evans, Porter, Bryan & Co.

Atlanta, Georgia
March 5, 1997

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                        Assets
                                        ------

                                                                              1996            1995
                                                                              ----            ----
                                                                                 (In Thousands)
Cash and due from banks, including reserve requirements
  of $6,094 and $3,217                                                       $ 26,377          20,758
Federal funds sold                                                             24,215          11,230
                                                                              -------         -------

       Cash and cash equivalents                                               50,592          31,988
                                                                              -------         -------

Securities held to maturity (estimated fair value of $72,335 and $79,650)      72,022          78,821

Securities available for sale                                                  74,864          65,046

Mortgage loans held for sale                                                    6,727          12,048

Loans                                                                         592,351         444,092
  Less: Allowance for loan losses                                               7,680           6,545
                                                                              --------        -------

       Loans, net                                                             584,671         437,547
                                                                              -------         -------

Bank premises and equipment                                                    18,650          15,997
Accrued interest receivable                                                     7,780           6,462
Other assets                                                                   12,724          11,760
                                                                              -------         -------

                                                                             $828,030         659,669
                                                                              =======         =======

                                Liabilities and Stockholders' Equity
                                ------------------------------------
Deposits:
  Demand                                                                     $77,908           62,753
  Interest-bearing demand                                                    158,124          114,825
  Savings                                                                     39,001           38,947
  Time                                                                       333,846          295,769
  Time, in excess of $100,000                                                111,847           78,362
                                                                             -------          -------

       Total deposits                                                        720,726          590,656
Accrued expenses and other liabilities                                         5,876            3,676
FHLB advances                                                                 35,074            9,001
Long-term debt                                                                10,453           11,309
Convertible subordinated debentures                                            3,500            1,000
                                                                             -------          -------

       Total liabilities                                                     775,629          615,642
                                                                             -------          -------

Commitments

Stockholders' equity:
  Preferred stock                                                                  -                -
  Common stock, $1 par value; 10,000,000 shares authorized;
      6,438,848 and 6,260,280 shares issued and outstanding                    6,439            6,260
  Capital surplus                                                             15,341           14,520
  Retained earnings                                                           30,696           22,996
  Net unrealized gain (loss) on securities available for sale, net of tax        (75)             251
                                                                             -------          -------

       Total stockholders' equity                                             52,401           44,027
                                                                             -------          -------

                                                                             $828,030         659,669
                                                                             ========         =======

See accompanying notes to consolidated financial statements.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                  1996         1995         1994
                                                                  ----         ----         ----
                                                              (In Thousands Except Per Share Data)
Interest income:
  Interest and fees on loans                                  $    53,991      41,374        28,963
  Interest on deposits with other banks                               101           3            20
  Interest on federal funds sold                                    1,009       1,113           135
  Interest on investment securities:
    U.S. Treasury & U.S. Government agencies                        6,120       4,791         2,924
    State and municipal                                             1,905       1,846         1,813
                                                                   ------      ------        ------

       Total interest income                                       63,126      49,127        33,855
                                                                   ------      ------        ------

Interest expense:
  Interest on deposits:
    Demand                                                          5,167       3,585         2,874
    Savings                                                         1,050       1,023           926
    Time                                                           23,611      19,735        10,572
                                                                   ------      ------        ------
                                                                   29,828      24,343        14,372
  Long-term debt, subordinated debentures,
   federal funds purchased and FHLB advances                        1,930       1,865         1,266
                                                                   ------      ------        ------

       Total interest expense                                      31,758      26,208        15,638
                                                                   ------      ------        ------

       Net interest income                                         31,368      22,919        18,217

Provision for loan losses                                           1,411       1,040           935
                                                                   ------      ------        ------

       Net interest income after provision for loan losses         29,957      21,879        17,282
                                                                   ------      ------        ------

Noninterest income:
  Service charges and fees                                          2,742       1,937         1,470
  Gain (loss) on sales of investment securities                       (14)          4            38
  Mortgage loan and other related fees                              1,566       1,582         1,639
  Other noninterest income                                          1,074         741           615
                                                                   ------      ------        ------

       Total noninterest income                                     5,368       4,264         3,762
                                                                   ------      ------        ------

Noninterest expense:
  Salaries and employee benefits                                   12,693       9,890         7,856
  Occupancy                                                         3,286       2,695         2,010
  Deposit insurance premiums                                           22         514           816
  Other noninterest expense                                         7,312       4,755         3,220
                                                                   ------      ------        ------

       Total noninterest expense                                   23,313      17,854        13,902
                                                                   ------      ------        ------

       Earnings before income taxes                                12,012       8,289         7,142

Income taxes                                                        3,811       2,238         1,942
                                                                   ------      ------        ------

       Net earnings                                           $     8,201       6,051         5,200
                                                                   ======      ======        ======

Net earnings per common share                                 $      1.31        1.04          0.93
                                                                   ======      ======        ======

Weighted average common shares outstanding                          6,261       5,814         5,589
                                                                   ======      ======        ======

See accompanying notes to consolidated financial statements.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                          Net Unrealized
                                                                                                           Gain (Loss)
                                                                                                          On Securities
                                                                  Common Stock      Capital   Retained    Available for
                                                               ------------------
                                                               Shares      Amount   Surplus   Earnings   Sale, Net of Tax    Total
                                                               ------      ------   -------   --------   ----------------    -----
                                                                                     (In Thousands Except Per Share Data)

Balance, December 31, 1993                                   5,589,365   $  5,589     7,474     12,386          -           25,449

Cumulative effect of accounting change for investment
  securities, net of tax of $262                                   -          -         -          -            428            428

Change in unrealized gain (loss) on securities

  available for sale, net of tax                                   -          -         -          -           (637)          (637)

Cash dividends declared, ($.04 per share)                          -          -         -         (223)         -             (223)

Net earnings                                                       -          -         -        5,200          -            5,200
                                                             ---------     ------    ------     ------        -----         ------

Balance, December 31, 1994                                   5,589,365      5,589     7,474     17,363         (209)        30,217

Issuance of common shares for bank acquisition                 455,400        455     4,828        -            -            5,283

Proceeds from common stock offering, net of offering cost      215,515        216     2,218        -            -            2,434

Change in unrealized gain (loss) on securities available

  for sale, net of tax                                             -          -         -          -            460            460


Cash dividends declared, ($.072  per share)                        -          -         -         (418)         -             (418)

Net earnings                                                       -          -         -        6,051          -            6,051
                                                             ---------     ------    ------     ------        -----         ------

Balance, December 31, 1995                                   6,260,280      6,260    14,520     22,996          251         44,027

Change in unrealized gain (loss) on securities

  available for sale, net of tax                                   -          -         -          -           (326)          (326)


Cash dividends declared, ($.08 per share)                          -          -         -         (501)         -             (501)

Common stock issued in conversion of debentures                178,568        179       821        -            -            1,000

Net earnings                                                       -          -         -        8,201          -            8,201
                                                             ---------     ------    ------     ------        -----         ------

Balance, December 31, 1996                                   6,438,848   $  6,439    15,341     30,696          (75)        52,401
                                                             =========     ======    ======     ======        =====         ======

See accompanying notes to consolidated financial statements.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                               1996       1995      1994
                                                                               ----       ----      ----
                                                                                     (In Thousands)
Cash flows from operating activities:
  Net earnings                                                              $   8,201     6,051     5,200
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation, amortization and accretion                                   2,176     1,715     1,471
     Provision for loan losses                                                  1,411     1,040       935
     Provision for deferred tax expense (benefit)                                 163       (83)       (3)
     Loss (gain) on sale of securities available for sale                          14        (4)      (38)
     Change in assets and liabilities, net of effects of acquisitions:
        Interest receivable                                                    (1,318)   (1,658)     (910)
        Interest payable                                                          285     1,286       407
        Other assets                                                               23     1,035      (364)
        Accrued expenses and other liabilities                                  1,093    (1,315)     (150)
     Change in mortgage loans held for sale                                     5,321       347     1,216
                                                                             --------   -------   -------
          Net cash provided by operating activities                            17,369     8,414     7,764
                                                                             --------   -------   -------
Cash flows from investing activities, net of effects of acquisitions:
  Cash acquired from acquisitions and branch purchases                          2,650    25,867         -
  Net change in interest-bearing deposits with other banks                          -       299       693
  Proceeds from maturities and calls of securities held to maturity            19,495    11,465     4,232
  Purchases of securities held to maturity                                    (12,816)  (24,899)  (20,021)
  Proceeds from sales of securities available for sale                         16,772    14,718    19,074
  Proceeds from maturities and calls of securities
   available for sale                                                          32,001    11,299     8,660
  Purchases of securities available for sale                                  (59,326)  (60,366)   (8,290)
  Purchase of exchangeable payable in kind debenture                                -         -    (2,846)
  Purchases of mortgage servicing rights                                            -         -    (2,022)
  Net increase in loans                                                      (128,968)  (63,387)  (59,488)
  Purchase of bank premises and equipment                                      (3,098)   (2,178)   (3,673)
                                                                             --------   -------   -------
          Net cash used in investing activities                              (133,290)  (87,182)  (63,681)
                                                                             --------   -------   -------
Cash flows from financing activities, net of effects of acquisitions:
  Net change in demand and savings deposits                                    49,778    18,599    21,577
  Net change in time deposits                                                  56,531    85,110    21,928
  Net change in federal funds purchased                                             -    (8,300)    7,000
  Proceeds from convertible subordinated debenture sale                         3,500         -         -
  Proceeds from long-term debt                                                      -     2,539     2,800
  Proceeds from FHLB advances                                                  29,375     8,596     5,956
  Repayments of long-term debt                                                   (856)     (630)     (800)
  Repayments of FHLB advances                                                  (3,302)  (11,744)     (283)
  Proceeds from sale of common stock                                                -     2,434         -
  Cash paid for dividends                                                        (501)     (418)     (223)
                                                                             --------   -------   -------
          Net cash provided by financing activities                           134,525    96,186    57,955
                                                                             --------   -------   -------
Net change in cash and cash equivalents                                        18,604    17,418     2,038

Cash and cash equivalents at beginning of period                               31,988    14,570    12,532
                                                                             --------   -------   -------
Cash and cash equivalents at end of period                                  $  50,592    31,988    14,570
                                                                             ========   =======   =======

See accompanying notes to consolidated financial statements.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting principles followed by United Community Banks, Inc. (United) and its subsidiaries and the methods of applying these principles conform with generally accepted accounting principles and with general practices within the banking industry. The following is a description of the more significant of those policies.

     ORGANIZATION
     ------------

     United is a five bank holding company whose business is conducted primarily by its wholly-owned bank subsidiaries. United is subject to regulation under the Bank Holding Company Act of 1956.

     The bank subsidiaries are commercial banks which serve markets throughout North Georgia and Western North Carolina and are insured and subject to the regulation of the Federal Deposit Insurance Corporation. The bank subsidiaries also provide a full range of customary banking services.

     BASIS OF PRESENTATION
     ---------------------

     The consolidated financial statements include the accounts of United Community Banks, Inc. and its wholly-owned commercial bank subsidiaries, United Community Bank, Blairsville, Georgia (UCB), Carolina Community Bank, Murphy, North Carolina, (Carolina), Peoples Bank, Blue Ridge, Georgia (Peoples), Towns County Bank, Hiawassee, Georgia (Towns) and White County Bank, Cleveland, Georgia (White) (collectively, the "Bank Subsidiaries") and United Family Finance Company, Inc. (Finance), a finance company subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain items in prior years' financial statements have been reclassified to conform with the current financial statement presentations.

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with these valuations, management obtains independent appraisals for significant properties.

     A substantial portion of United's loans are secured by real estate located in North Georgia and Western North Carolina. Accordingly, the ultimate collectibility of a substantial portion of United's loan portfolio is susceptible to changes in the real estate market conditions of this market area.

     INVESTMENT SECURITIES
     ---------------------

     United classifies its securities in one of three categories: held to maturity, available for sale, or trading. Trading securities are bought and held principally for the purpose of selling them in the near term. United does not have investments classified in the trading category. Held to maturity securities are those securities for which United has the ability and intent to hold until maturity. All other securities are classified as available for sale.

     Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity. The unrealized holding gains or losses included in the separate component of stockholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

     INVESTMENT SECURITIES, CONTINUED
     ---------------------

     A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     MORTGAGE LOANS HELD FOR SALE
     ----------------------------

     Mortgage loans held for sale are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net earnings of the period in which the change occurs. No market valuation allowances were required at December 31, 1996 or 1995.

     LOANS AND ALLOWANCE FOR LOAN LOSSES
     -----------------------------------

     All loans are stated at principal amount outstanding. Interest on loans is primarily calculated by using the simple interest method on daily balances of the principal amount outstanding.

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

     Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Interest income on impaired loans is recognized using the cash-basis method of accounting during the time within the period in which the loans were impaired.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review United's allowance for loan losses. Such agencies may require United to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

     BANK PREMISES AND EQUIPMENT
     ---------------------------

     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using primarily the straight-line method over the estimated useful lives of the related assets. Costs incurred for maintenance and repairs are expensed currently. The range of estimated useful lives for building and improvements is 15 to 40 years, and for furniture and equipment, 3 to 10 years.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

     GOODWILL AND DEPOSIT-BASED INTANGIBLES
     --------------------------------------

     Goodwill, arising from the excess cost over the fair value of net assets acquired of purchased bank subsidiaries, is amortized on a straight-line basis over periods not exceeding 25 years. Deposit assumption premiums paid in connection with the branch bank purchases are being amortized over 15 years, the estimated life of the deposit base acquired. On an ongoing basis, management reviews the valuation and amortization periods of goodwill and the deposit assumption premiums to determine if events and circumstances require the remaining lives to be reduced.

     MORTGAGE SERVICING RIGHTS
     -------------------------

     During 1995, United adopted the provisions of SFAS No. 122, "Accounting for Mortgage Servicing Rights." The standard requires a mortgage banking enterprise to recognize as a separate asset, rights to service mortgage loans for others regardless of whether the servicing rights are acquired through either purchase or origination. The standard also requires an impairment analysis of mortgage servicing rights regardless of whether purchased or originated.

     United's mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee and ancillary loan administration income. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual and anticipated prepayments of the underlying mortgage loans. Impairment analysis is performed quarterly after stratifying the rights by interest rate. Impairment, defined as the excess of the asset's carrying value over its current fair value, is recognized through a valuation allowance. At December 31, 1996 and 1995, no valuation allowances were required for United's mortgage servicing rights.

     INCOME TAXES
     ------------

     Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of United's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

     INTEREST RATE RISK MANAGEMENT
     -----------------------------

     As part of United's overall interest rate risk management, interest rate swaps and interest rate floors are utilized. These contracts are designated by United as hedges of interest rate exposures, and interest income or expense derived from these contracts are recorded over the life of the contract as an adjustment to interest income or expense of the instruments hedged.

     NET EARNINGS PER COMMON SHARE
     -----------------------------

     Net earnings per common share are based on the weighted average number of common shares outstanding during each period. The assumed conversion of the convertible subordinated debentures and exercise of stock options do not result in material dilution. All share and per share data have been adjusted to reflect the five-for-one split, effected in the form of a stock dividend during 1995.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(1)  MERGERS AND ACQUISITIONS

     On September 28, 1996, UCB assumed deposits of $23.7 million and purchased certain assets totaling $33.2 million of a branch in Cornelia, Georgia.

     On August 31, 1995, United acquired all the outstanding common stock of White County Bancshares, Inc., (White Bancshares) the parent company of White County Bank, Cleveland, Georgia. United issued 455,400 shares of its common stock and approximately $10,000 in cash for fractional shares, in exchange for all the outstanding common shares of White Bancshares. Additionally, United exercised its option to convert the exchangeable payable in kind debenture previously acquired during 1994, and the related accrued interest into a majority interest in White County Bank. At the date of acquisition, White County Bank had total assets of $71 million and liabilities of $63 million. The original purchase price was allocated to assets and liabilities acquired based on their fair values at the date of acquisition. This transaction was accounted for as a purchase and, therefore, is not included in United's results of operations or statements of financial position prior to the date of acquisition.

     During 1995, Carolina assumed deposits totaling $32 million and purchased certain assets totaling $12 million of three branch banks in the Western North Carolina cities of Andrews, Franklin and Waynesville.

(2)  CASH FLOWS

     United paid approximately $31 million, $25 million and $15 million in interest on deposits and other liabilities during 1996, 1995 and 1994, respectively. In connection with United's 1995 acquisition of White, assets having a fair value of $71 million were acquired and liabilities totaling $63 million were assumed.

                                                                         For the Years Ended December 31,
                                                                         --------------------------------
                                                                           1996        1995        1994
                                                                           ----        ----        ----
                                                                              (Dollars in thousands)
     Schedule of noncash investing and financing activities:
       Conversion of subordinated debentures into 178,568 shares
         of common stock                                                  $ 1,000        -           -
       Common stock issued and conversion of exchangeable payable
         in kind debenture in connection with the acquisition of White        -        8,384         -
       Change in unrealized gain (loss) on securities available for sale,
         net of tax                                                          (326)       460        (209)

(3)  INVESTMENT SECURITIES

     Investment securities at December 31, 1996 and 1995 are as follows (in thousands):

                                                               December 31, 1996
                                                               -----------------
                                                               Gross       Gross      Estimated

                                                 Amortized   Unrealized  Unrealized      Fair

      SECURITIES AVAILABLE FOR SALE:               Cost        Gains       Losses       Value

                                                 ---------   ----------  ----------   ---------
         U.S. Treasuries                        $  11,270         63           1        11,332
         U.S. Government agencies                  35,055         56         240        34,871
         State and municipal                        5,879        157          12         6,024
         Mortgage-backed securities                18,644         46          55        18,635
         Other                                      4,104          -         102         4,002
                                                   ------       ----        ----        ------

              Total                             $  74,952        322         410        74,864
                                                   ======       ====        ====        ======

      SECURITIES HELD TO MATURITY:

         U.S. Treasuries                        $   1,868          6           -         1,874
         U.S. Government agencies                  31,406         28         274        31,160
         State and municipal                       31,630        638         164        32,104
         Mortgage-backed securities                 7,118        103          24         7,197
                                                   ------       ----        ----        ------

              Total                             $  72,022        775         462        72,335
                                                   ======       ====        ====        ======

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(3)  INVESTMENT SECURITIES, CONTINUED

                                                               December 31, 1996
                                                               -----------------
                                                               Gross       Gross      Estimated
                                                 Amortized   Unrealized  Unrealized      Fair
      SECURITIES AVAILABLE FOR SALE:               Cost        Gains       Losses       Value
                                                 ---------   ----------  ----------   ---------
         U.S. Treasuries                        $  23,128        112          1         23,239
         U.S. Government agencies                  28,215        137         11         28,341
         State and municipal                        6,007        314          -          6,321
         Mortgage-backed securities                 4,310         14         34          4,290
         Other                                      2,912          -         57          2,855
                                                   ------      -----        ---         ------

              Total                             $  64,572        577        103         65,046
                                                   ======      =====        ===         ======

      SECURITIES HELD TO MATURITY:

         U.S. Treasuries                        $   6,624         31          4          6,651
         U.S. Government agencies                  37,736        202        268         37,670
         State and municipal                       26,524        864         76         27,312
         Mortgage-backed securities                 7,937         99         19          8,017
                                                   ------      -----        ---         ------

              Total                             $  78,821      1,196        367         79,650
                                                   ======      =====        ===         ======

     The amortized cost and estimated fair value of the securities portfolio at December 31, 1996, by contractual maturity, is presented in the following table. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(3)  INVESTMENT SECURITIES, CONTINUED

                                                Securities Held     Securities Available
                                                  to Maturity             for Sale
                                               December 31, 1996      December 31, 1996
                                             ---------------------  ---------------------
                                             Amortized  Estimated   Amortized  Estimated
                                               Cost     Fair Value    Cost     Fair Value
                                             ---------  ----------  ---------  ----------
       U.S. Treasuries:
          Within 1 year                      $   1,375       1,381      4,256       4,268
          1 to 5 years                             493         493      7,014       7,064
                                                ------      ------     ------      ------

                                             $   1,868       1,874     11,270      11,332
                                                ======      ======     ======      ======

       U.S. Government agencies:
          Within 1 year                      $   9,933       9,893      9,890       9,845
          1 to 5 years                          21,473      21,267     24,660      24,528
          5 to 10 years                              -           -        505         498
                                                ------      ------     ------      ------

                                             $  31,406      31,160     35,055      34,871
                                                ======      ======     ======      ======

       State and municipal:
          Within 1 year                      $     971         980      1,000       1,007
          1 to 5 years                           8,987       9,205      3,803       3,948
          5 to 10 years                         17,844      18,043        967         960
          More than 10 years                     3,828       3,876        109         109
                                                ------      ------     ------      ------

                                             $  31,630      32,104      5,879       6,024
                                                ======      ======     ======      ======

       Other:
          More than 10 years                 $       -           -      4,104       4,002
                                                ======      ======     ======      ======

       Total securities other than
        mortgage-backed securities:
          Within 1 year                      $  12,279      12,254     15,146      15,120
          1 to 5 years                          30,953      30,965     35,477      35,540
          5 to 10 years                         17,844      18,043      1,472       1,458
          More than 10 years                     3,828       3,876      4,213       4,111
       Mortgage-backed securities                7,118       7,197     18,644      18,635
                                                ------      ------     ------      ------

                                             $  72,022      72,335     74,952      74,864
                                                ======      ======     ======      ======

     In December 1995, United transferred securities with an amortized cost of $11 million from the held to maturity category to the available for sale category. At the date of transfer, the unrealized gain related to that transfer amounted to $312,500. These transfers were made as a result of United's reassessment of the appropriateness of its securities classifications as allowed by the Financial Accounting Standards Board's special report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities."

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(3)  INVESTMENT SECURITIES, CONTINUED

     There were no sales of securities held to maturity during 1996, 1995 or 1994. Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $16.8 million, $14.7 million and $19.1 million, respectively. Gross gains of $51,000, $113,000 and $143,000 for 1996, 1995 and 1994, respectively, along with gross losses of $65,000, $109,000 and $105,000 for 1996, 1995 and 1994, respectively, were realized on those sales.

     Securities with a carrying value of $48.3 million and $38.9 million at December 31, 1996 and 1995, respectively, were pledged to secure public deposits as required by law.

(4)  LOANS AND ALLOWANCE FOR LOAN LOSSES

     Major classifications of loans at December 31, 1996 and 1995 are summarized as follows:

                                                     1996                1995
                                                     ----                ----
                                                      (dollars in thousands)
       Commercial, financial and agricultural     $ 176,486             120,876
       Real estate - construction                    50,523              29,538
       Real estate - mortgage                       275,164             216,649
       Consumer loans                                90,178              77,029
                                                    -------             -------

           Total loans                              592,351             444,092

       Less:  Allowance for loan losses               7,680               6,545
                                                    -------             -------

           Loans, net                             $ 584,671             437,547
                                                    =======             =======

     The Bank Subsidiaries grant loans and extensions of credit to individuals and a variety of firms and corporations located primarily in counties in North Georgia and Western North Carolina. Although the Bank Subsidiaries have diversified loan portfolios, a substantial portion of the loan portfolios is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     During 1996 and 1995, certain executive officers and directors of United and its Bank Subsidiaries, including their immediate families and companies with which they are associated, maintained a variety of banking relationships with the Bank Subsidiaries. Total loans outstanding to these persons at December 31, 1996 and 1995 amounted to $11,394 and $8,528, respectively. The change from December 31, 1995 to December 31, 1996 reflects payments amounting to $4,776 and advances of $7,642. Such loans are made in the ordinary course of business at normal credit terms, including interest rate and collateral requirements, and do not represent more than normal credit risk.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(4)  LOANS AND ALLOWANCE FOR LOAN LOSSES, CONTINUED

     Changes in the allowance for loan losses are summarized as follows:

                                                        1996     1995     1994
                                                        ----     ----     ----
                                                        (dollars in thousands)
       Balance at beginning of year                   $ 6,545    3,950    3,237
       Allowance for loan losses acquired from White      -      1,813      -
       Provisions charged to earnings                   1,411    1,040      935
       Loans charged off                                 (600)    (675)    (314)
       Recoveries of loans previously charged off         324      417       92
                                                        -----    -----    -----

       Balance at end of year                         $ 7,680    6,545    3,950
                                                        =====    =====    =====

     United serviced approximately $117.4 and $244.8 million of loans for others at December 31, 1996 and 1995, respectively.

(5)  BANK PREMISES AND EQUIPMENT

     Bank premises and equipment at December 31, 1996 and 1995 are summarized as follows:

                                                        1996              1995
                                                        ----              ----
                                                        (dollars in thousands)
       Land and land improvements                     $  4,470             3,332
       Building and improvements                        11,371            10,122
       Furniture and equipment                          10,145             8,005
       Construction in progress                            167               616
                                                        ------            ------
                                                        26,153            22,075
       Less accumulated depreciation                     7,503             6,078
                                                        ------            ------

                                                      $ 18,650            15,997
                                                        ======            ======

     Depreciation expense was approximately $1,438,000, $1,313,000 and $927,000 in 1996, 1995 and 1994, respectively.

(6)  TIME DEPOSITS

     At December 31, 1996, contractual maturities of time deposits are summarized as follows (dollars in thousands):

        Maturing In:
        ------------
          1997                                                   $  333,750
          1998                                                       86,213
          1999                                                       16,383
          2000                                                        7,943
          2001 and thereafter                                         1,404
                                                                    -------

                                                                 $  445,693
                                                                    =======

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(7)  FHLB ADVANCES

     United receives advances from the Federal Home Loan Bank (FHLB) with monthly interest payments and principal payments due at various maturity dates and interest rates ranging from 5.17% to 7.81% at December 31, 1996. The FHLB advances are collateralized by first mortgage loans, FHLB stock and other U.S. agency securities. Advances from FHLB outstanding at December 31, 1996 mature as follows (dollars in thousands):

               Year                               Amount
               ----                               ------
               1997                               $12,102
               1998                                16,455
               1999                                 4,306
               2000                                   307
               2001                                   307
               2002 and thereafter                  1,597
                                                   ------

                                                  $35,074
                                                   ======

(8)  LONG-TERM DEBT

     Long-term debt at December 31, 1996 and 1995 totaled $10,453,100 and $11,309,000, respectively. Long-term debt consists of a note payable to a bank due in quarterly installments of $282,725, plus interest, through January 2005, secured by common stock of the Bank Subsidiaries. Interest is based on the prime rate less one hundred (100) basis points. The loan agreement contains covenants and restrictions pertaining to the maintenance of certain financial ratios, limitations on the incurrence of additional debt, and the declaration of dividends or other capital transactions.

     Aggregate maturities are approximately $1,130,900 for each of the next five years and $4,798,600 thereafter.

(9)  CONVERTIBLE SUBORDINATED DEBENTURES

     On December 31, 1996, the holders of convertible debentures of the Company due July 1, 2000 (the "2000 Debentures"), which bore interest at a fixed rate of 9% per annum, converted the 2000 Debentures into an aggregate of 178,568 shares of common stock. The 2000 Debentures were converted in accordance with their terms and pursuant to an additional six month period for conversion extended by the Company in order to comply with certain obligations of the Company and to provide the holders with notice of the conversion termination date.

     On December 31, 1996, United also completed a private placement of convertible subordinated debentures due December 31, 2006 (the "2006 Debentures"). The 2006 Debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum, payable in quarterly installments commencing on April 1, 1997. The 2006 Debentures may be redeemed, in whole or in part, on or after January 1, 1998, at the option of United at a redemption price equal to 100% of the principal amount of the 2006 Debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holders of the 2006 Debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert such debenture at the principal amount into shares of common stock of United at the conversion price of $25 per share, subject to subsequent adjustment for stock splits and stock dividends.

     Certain directors and executive officers of United hold convertible debentures totaling $3,025,000 and $700,000 at December 31, 1996 and 1995, respectively.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(10)   INCOME TAXES
       During 1996, 1995 and 1994, United made income tax payments of approximately $3,590,000, $2,315,000 and $2,147,000, respectively.

       The components of income tax expense for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                             1996       1995       1994
                                             ----       ----       ----
                                               (dollars in thousands)
       Current                           $   3,648      2,321      1,945
       Deferred (reduction)                    163        (83)        (3)
                                             -----      -----      -----

                                         $   3,811      2,238      1,942
                                             =====      =====      =====

       The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate (34 percent) to earnings before taxes are as follows:

                                             1996       1995       1994
                                             ----       ----       ----
                                            (dollars in thousands)
       Pretax income at statutory rates  $   4,084      2,818      2,428
       Add (deduct):
         Tax-exempt interest income           (797)      (767)      (704)
         Nondeductible interest expense        121        126         91
         Other                                 403         61        127
                                             -----      -----      -----

                                         $   3,811      2,238      1,942
                                             =====      =====      =====

       The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset at December 31, 1996 and 1995:

                                                              1996         1995
                                                              ----         ----
                                                           (dollars in thousands)
       Deferred tax assets:
         Allowance for loan losses                        $   2,404        1,833
         Mortgage loans                                           -           63
         Net operating loss and credit carryforwards            349        1,044
         Unrealized loss on securities available for sale        13            -
         Other                                                  172            -
                                                             ------       ------

             Gross deferred tax assets                        2,938        2,940
                                                             ------       ------

       Deferred tax liabilities:
         Premises and equipment                              (1,207)      (1,074)
         Unrealized gain on securities available for sale         -         (184)
         Other                                                 (101)         (88)
                                                             ------       ------

             Gross deferred tax liabilities                  (1,308)      (1,346)
                                                             ------       ------
             Net deferred tax asset                       $   1,630        1,594
                                                             ======       ======

       At December 31, 1996, United had remaining loss carryforwards of approximately $730,000 and $1.8 million for federal and state income taxes, respectively, which begin to expire in 2008. The use of these carryforwards is limited to future taxable earnings of United and to annual limitations imposed by the Internal Revenue Code.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(11)  EMPLOYEE BENEFIT PLANS

      United has contributory employee benefit plans covering substantially all employees, subject to certain minimum service requirements. United's contribution to the plans is determined annually by the Board of Directors and amounted to approximately $564,000, $556,000 and $396,000 in 1996, 1995, and 1994, respectively.

(12)  REGULATORY MATTERS

      The Company and the Bank Subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, action by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank Subsidiaries must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank Subsidiaries to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996 and 1995, that the Company and the Bank Subsidiaries meet all capital adequacy requirements to which they are subject.

      Minimum ratios required to ensure capital adequacy are 8% for total capital to risk weighted assets and 4% for Tier 1 capital to risk weighted assets and Tier 1 capital to average assets. Minimum ratios required by the Bank Subsidiaries to be well capitalized under prompt corrective action provisions are 10% for total capital to risk weighted assets, 6% for Tier 1 capital to risk weighted assets and 5% for Tier 1 capital to average assets. Minimum amounts required for capital adequacy purposes and to be well capitalized under prompt corrective action provisions are presented below (in thousands). Prompt corrective action provisions do not apply to bank holding companies.

                               Minimum               Minimum               Minimum
                            Total Risk Based     Tier 1 Risk Based      Tier 1 Leverage
                          --------------------  --------------------  --------------------
                                      Prompt                Prompt                Prompt
                          Capital   Corrective  Capital   Corrective  Capital   Corrective
               1996       Adequacy    Action    Adequacy    Action    Adequacy    Action
               ----       --------    ------    --------    ------    --------    ------
          Consolidated     $46,088       N/A      23,044       N/A      31,896       N/A
          UCB               19,746      24,682     9,873      14,809    12,401      15,502
          Carolina          11,736      14,670     5,868       8,802     8,870      11,087
          Peoples            6,620       8,275     3,310       4,965     4,610       5,763
          Towns              3,397       4,246     1,698       2,547     2,319       2,898
          White              4,654       5,818     2,327       3,491     3,530       4,413

               1995
               ----

          Consolidated     $34,649       N/A      17,324       N/A      22,496       N/A
          UCB               14,408      18,010     7,204      10,806     9,630      12,038
          Carolina           8,920      11,150     4,460       6,690     5,988       7,485
          Peoples            5,545       6,931     2,772       4,159     4,208       5,260
          Towns              2,552       3,190     1,276       1,914     1,760       2,201
          White              3,664       4,580     1,832       2,748     2,868       3,585

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(12)  REGULATORY MATTERS, CONTINUED

      Actual capital amounts and ratios for each of the Bank Subsidiaries and on a consolidated basis at December 31, 1996 and 1995 are as follows (in thousands):


                                  Actual              Actual             Actual
                             Total Risk Based   Tier 1 Risk Based   Tier 1 Leverage
                             -----------------  ------------------  ----------------
                 1996         Amount    Ratio    Amount    Ratio    Amount    Ratio
                 ----         ------    -----    ------    -----    ------    -----
          Consolidated    $    56,522    9.81%    45,815     7.95%   45,815    5.75%
          UCB                  25,036   10.14%    22,518     9.12%   22,518    7.26%
          Carolina             17,052   11.62%    15,259    10.40%   15,259    6.88%
          Peoples               8,857   10.70%     7,853     9.49%    7,853    6.81%
          Towns                 4,263   10.04%     3,808     8.97%    3,808    6.57%
          White                 8,125   13.97%     7,383    12.96%    7,383    8.37%

                 1995
                 ----

          Consolidated    $    44,133   10.19%    37,705     8.71%   37,705    6.70%
          UCB                  20,696   11.49%    18,580    10.32%   18,580    7.72%
          Carolina             12,559   11.26%    11,165    10.01%   11,165    7.46%
          Peoples               7,851   11.33%     6,994    10.09%    6,994    6.65%
          Towns                 3,574   11.20%     3,230    10.13%    3,230    7.34%
          White                 8,935   19.50%     8,356    18.24%    8,356   11.65%

      As of December 31, 1996 all of the Bank Subsidiaries are well capitalized. As described at note 14, United is in the process of raising additional capital for which part of the proceeds will be used to inject capital into certain Bank Subsidiaries to finance growth.

(13)  COMMITMENTS

      The Bank Subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank Subsidiaries have in particular classes of financial instruments.

      The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of these instruments. The Bank Subsidiaries use the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. In most cases collateral or other security is required to support financial instruments with credit risk.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(13)  COMMITMENTS, CONTINUED

      The following table summarizes, as of December 31, the contract or notional amount of off-balance sheet instruments:

                                                                             1996        1995
                                                                          ----------  ----------
                                                                          (dollars in thousands)
Financial instruments whose contract amounts represent credit risk:
       Commitments to extend credit                                    $      60,064      47,173
       Standby letters of credit                                       $       1,721       1,760
       Interest rate contracts:
       Swap agreements                                                 $      35,000         -
       Floors purchased                                                $      50,000         -

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank Subsidiaries evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, personal property or other acceptable collateral.

      Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank Subsidiaries to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank Subsidiaries hold real estate, certificates of deposit, equipment and automobiles as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments varies.

      Derivative financial instruments include forwards, futures, swaps, options, and other instruments with similar characteristics. In general terms, derivative instruments are contracts or agreements whose value can be derived from interest rates, currency exchange rates and financial indices. The Bank Subsidiaries use interest rate contracts in balance sheet management activities, the objective of which is to minimize the risk inherent in the asset and liability interest rate structure. The Bank Subsidiaries do not use derivative financial instruments for trading purposes. Interest rate contracts include an agreement with a counterparty to exchange cash flow based on the movement of an underlying interest rate such as the prime rate or the London Interbank Borrowing Rate (LIBOR). A swap agreement involves the exchanges of a series of interest payments, either at a fixed or variable rate, based on a notional amount without the exchange of the underlying principal. An interest rate floor contract allows a party, for a purchase premium, to receive income if a predetermined interest rate falls below a predetermined level. Income or expense on interest rate contracts used by the Bank Subsidiaries to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest earning asset or interest bearing liability over the period covered by the contracts.

      The Bank Subsidiaries' exposure from these interest rate contracts results from the possibility that one party may default on its contractual obligation (credit risk) or from the movement of interest rates (market risk). Credit risk is limited to the positive market value of the derivative, which is significantly less than its notional value since the notional amount only represents the basis for determining the exchange of the cash flows. Credit risk is minimized by performing credit reviews of the counterparties to the contract or by conducting activities through organized exchanges. There were no derivative financial instruments held at December 31, 1995.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(14)  STOCKHOLDERS' EQUITY

      Dividends paid by the Bank Subsidiaries are the primary source of funds available to United for payment of dividends to its shareholders and other needs. Applicable federal and state statutes and regulations impose restrictions on the amount of dividends that may be declared by the Bank Subsidiaries. At December 31, 1996, approximately $7.5 million of the Bank Subsidiaries' net assets were available for payment of dividends without prior approval from the regulatory authorities. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of each Bank Subsidiary's total capital in relation to its assets, deposits and other such items. Capital adequacy considerations could further limit the availability of dividends from the Bank Subsidiaries.

      During 1996, the Company's Board of Directors authorized an offering of its common stock at a price of $22 per share. The offering is expected to take place in March, 1997. The Company anticipates proceeds from the offering, net of certain issuance costs, of approximately $5.4 million. Proceeds from the offering will be used to inject capital into the Bank Subsidiaries and for other general corporate purposes.

      During 1995, United's Board of Directors declared a five-for-one stock split effected in the form of a stock dividend. Share and per share data for all periods presented have been retroactively restated to reflect the additional shares outstanding resulting from the stock split.

      In 1995, United's Board of Directors amended the Articles of Incorporation to authorize 10,000,000 shares of preferred stock, $1 par value. At December 31, 1996 and 1995, there were no preferred shares issued or outstanding.

      In 1995, the Board of Directors adopted the Key Employee Stock Option Plan. Under this plan, options can be granted for up to 150,000 shares of United's common stock. During 1996 and 1995, options for 42,000 and 50,000 shares were granted which are exercisable at $18 and $10 per share, respectively, the fair market value at the date of grant. At December 31, 1996, 58,000 shares were available for grant under this plan. No options were exercised in 1996 or 1995.

      SFAS No. 123, "Accounting for Stock-Based Compensation," became effective for the Company January 1, 1996. This statement encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense immediately if there is no vesting period or ratably over the vesting period of the options. The Company has chosen not to adopt the cost recognition principles of this statement and, therefore, no compensation expense has been recognized in 1996 or 1995 related to the stock option plan. Had compensation cost been determined based upon the fair value of the options at the grant dates consistent with the method of the new statement, the Company's proforma net earnings and net earnings per share would have been reduced to $8,157,000 and $1.30, respectively, at December 31, 1996, as compared to $8,201,000 and $1.31 as reported in the statement of earnings. Proforma net earnings and net earnings per share at December 31, 1995 would have been reduced to $5,957,000 and $1.02, respectively, as compared to $6,051,000 and $1.04, respectively, reported in the statement of earnings.

      The fair value of each option granted is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 1%, risk free interest rates of 6% and 5%, and an expected life of 10 years.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(14)   STOCKHOLDERS' EQUITY, CONTINUED

       A summary of activity in the Company's stock option plan as of December 31, 1996 and 1995, and changes during the years then ended, are presented below:

                                                                    Weighted
                                                                    Average
                                                        Option     Option Price
                                                        Shares      Per Share
                                                        ------     ------------
            Options outstanding at December 31, 1994      -             -

            Options granted in 1995                     50,000        $10.00
                                                        ------        ------

            Options outstanding at December 31, 1995    50,000        $10.00
            Options granted in 1996                     42,000        $18.00
                                                        ------        ------

            Options outstanding at December 31, 1996    92,000        $13.65
                                                        ======        ======

       Options on 58,400 and 50,000 shares were exercisable at December 31, 1996 and 1995, respectively. The weighted average grant-date fair value of options granted in 1996 and 1995 was $8.30 and $3.05, respectively. Such options have a weighted average remaining contractual life of approximately 9 years.

(15)   SUPPLEMENTAL FINANCIAL DATA

       Components of other operating expenses in excess of 1% of total interest and other noninterest income for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                1996     1995   1994
                                               -------  ------  -----
                                               (dollars in thousands)
Stationery and supplies                        $ 1,057     439    410
Advertising                                        670     627    379

(16)   UNITED COMMUNITY BANKS, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                Balance Sheets

                          December 31, 1996 and 1995

                                                     1996          1995
                                                     ----          ----
                                                  (dollars in thousands)

                                    Assets
                                    ------

Cash                                               $   1,502         200
Investment in subsidiaries                            60,352      51,761
Other assets                                           4,558       4,735
                                                      ------      ------

                                                   $  66,412      56,696
                                                      ======      ======

                   Liabilities and Stockholders' Equity
                   ------------------------------------

Other liabilities                                  $      58         360
Long-term debt                                        10,453      11,309
Convertible subordinated debentures                    3,500       1,000
Stockholders' equity                                  52,401      44,027
                                                      ------      ------

                                                   $  66,412      56,696
                                                      ======      ======

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(16) UNITED COMMUNITY BANKS, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                            Statements of Earnings

             For the Years Ended December 31, 1996, 1995 and 1994

                                                                          1996         1995       1994
                                                                         ------        -----     ------
                                                                             (dollars in thousands)
     Income:
       Dividends from subsidiaries                                       $   4,875       1,510       1,770
       Other                                                                    82         163         174
                                                                             -----       -----       -----

               Total income                                                  4,957       1,673       1,944
                                                                             -----       -----       -----

     Expenses:
       Interest on long-term debt and subordinated debentures                  882         910         729
       Other                                                                 1,248         410         209
                                                                             -----       -----       -----

               Total expense                                                 2,130       1,320         938
                                                                             -----       -----       -----

     Earnings before income tax benefit and equity in undistributed
       earnings of subsidiaries                                              2,827         353       1,006
     Income tax benefit                                                        732         346         228
                                                                             -----       -----       -----

     Earnings before equity in undistributed earnings of subsidiaries        3,559         699       1,234

     Equity in undistributed earnings of subsidiaries                        4,642       5,352       3,966
                                                                             -----       -----       -----

               Net earnings                                              $   8,201       6,051       5,200
                                                                             =====       =====       =====

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(16) UNITED COMMUNITY BANKS, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                           Statements of Cash Flows

             For the Years Ended December 31, 1996, 1995 and 1994

                                                                      1996            1995         1994
                                                                     -------         -------     -------
                                                                             (dollars in thousands)
       Cash flows from operating activities:
         Net earnings                                              $   8,201          6,051       5,200
         Adjustments to reconcile net earnings to net cash
           provided by operating activities:
             Equity in undistributed earnings of subsidiaries         (4,642)        (5,352)     (3,966)
             Amortization and accretion                                  203            185         184
             Change in:
                Other assets                                             (26)          (203)         97
                Accrued interest payable                                 (39)            39          81
                Other liabilities                                       (263)           (18)       (270)
                                                                       ------          ------     ------

                    Net cash provided by operating activities          3,434            702       1,326
                                                                       ------          ------     ------

       Cash flows from investing activities:
         Purchase of exchangeable payable in kind debenture               -             -        (2,846)
         Cash paid in lieu of fractional shares                           -             (10)        -
         Capital contribution to subsidiaries                         (4,275)        (4,500)       (200)
                                                                      ------         -------     -------

                 Net cash used in investing activities                (4,275)        (4,510)     (3,046)
                                                                      -------        -------     -------
       Cash flows from financing activities:
         Proceeds from convertible subordinated debenture sale         3,500            -           -
         Proceeds from long-term debt                                    -            2,539       2,800
         Repayments of long-term debt                                   (856)          (630)       (800)
         Proceeds from sale of common stock                               -           2,434         -
         Dividends paid                                                 (501)          (418)       (223)
                                                                      ------          ------      ------

                 Net cash provided by financing activities             2,143          3,925       1,777
                                                                      ------          ------      ------

       Net change in cash                                              1,302            117          57

       Cash at beginning of year                                         200             83          26
                                                                      ------           ------     ------

       Cash at end of year                                        $    1,502            200          83
                                                                      ======           ======     ======

(17)   FAIR VALUE OF FINANCIAL INSTRUMENTS

       SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of United's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of United or its Bank Subsidiaries, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by United since purchase, origination or issuance.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(17)   FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

       Cash and Cash Equivalents
       -------------------------

       For cash, due from banks, federal funds sold, the carrying amount is a reasonable estimate of fair value.

       Securities Held to Maturity and Securities Available for Sale
       -------------------------------------------------------------

       Fair values for investment securities are based on quoted market prices.

       Loans and Mortgage Loans Held for Sale
       --------------------------------------
       The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

       Deposits
       --------

       The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

       FHLB Advances
       -------------

       The fair value of United's fixed rate borrowings are estimated using discounted cash flows, based on United's current incremental borrowing rates for similar types of borrowing arrangements.

       Long-Term Debt and Convertible Subordinated Debentures
       ------------------------------------------------------

       Long-term debt and convertible subordinated debentures are made using variable rates, thus, the carrying amount is a reasonable estimate of fair value.

       Commitments to Extend Credit, Standby Letters of Credit and Financial
       ---------------------------------------------------------------------
       Guarantees Written
       ------------------

       Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

       Interest Rate Swaps and Interest Rate Floors
       --------------------------------------------

       The fair value of interest rate swaps and interest rate floors is obtained from dealer quotes. These values represent the estimated amount United would receive to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

       Limitations
       -----------

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time United's entire holdings of a particular financial instrument. Because no market exists for a significant portion of United's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                 UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

(17)   FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

       The carrying amount and estimated fair value of United's financial instruments at December 31, 1996 and 1995 are as follows:

                                                  December 31, 1996     December 31, 1995
                                                 --------------------  --------------------
                                                 Carrying  Estimated   Carrying  Estimated
                                                  Amount   Fair Value   Amount   Fair Value
                                                 --------  ----------  --------  ----------
                                                          (dollars in thousands)
       Assets:
         Cash and cash equivalents            $    50,592      50,592    31,988      31,988
         Securities held to maturity               72,022      72,335    78,821      79,650
         Securities available for sale             74,864      74,864    65,046      65,046
         Mortgage loans held for sale               6,727       6,727    12,048      12,048
         Loans, net                               584,671     586,887   437,547     437,053

       Liabilities:
         Deposits                                 720,726     725,128   590,656     596,307
         FHLB advances                             35,074      34,863     9,001       8,771
         Long-term debt                            10,453      10,453    11,309      11,309
         Convertible subordinated debenture         3,500       3,500     1,000         946

       Unrecognized financial instruments
         Commitments to extend credit              60,064      60,064    47,173      47,173
         Standby letters of credit                  1,721       1,721     1,760       1,760
         Swap agreements                               17          97         -           -
         Floors purchased                              33          21         -           -

                              AMENDMENT NO. 1 TO
                         UNITED COMMUNITY BANKS, INC.
                        KEY EMPLOYEE STOCK OPTION PLAN

        WHEREAS, on April 4, 1994, United Community Banks, Inc. (the "Company") adopted the Key Employee Stock Option Plan (the "Plan"); and

        WHEREAS, the Board of Directors of the Company and the shareholders believe that the Plan is an important component of United's compensation package because its secures for its shareholders the advantages associated with employee stock ownership; and

        WHEREAS, the Board of Directors and the shareholders desire to amend the Plan to increase the maximum number of shares of common stock, par value $1.00 per share, authorized for issuance with respect to options granted under the
Plan:

         NOW, THEREFORE, Section 1.2(a) of the Plan is hereby amended by substituting the following in lieu of the verbage in Section 1.2(a) of the Plan:

               "The maximum number of shares of Common Stock with respect to which Options may be granted under the Plan shall not exceed 300,000 shares of Common Stock, subject to possible adjustments in accordance with Section 3.1."

        The other terms of the Plan shall remain in full force and effect.

        Dated this      day of                 , 1997.
                   ----        ----------------

                                        UNITED COMMUNITY BANKS, INC.


                                        By: /s/ Jimmy C. Tallent
                                        ----------------------------
                                            Jimmy C. Tallent
                                            President

                                 COMMON STOCK
                        OF UNITED COMMUNITY BANKS, INC.

                    THIS PROXY IS SOLICITED BY THE BOARD OF
            DIRECTORS FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS.

            This undersigned hereby appoints Jimmy C. Tallent or Robert L. Head, Jr. the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of UNITED COMMUNITY BANKS, INC. to be held on April 17, 1997, and any adjournment thereof.


1.    [_]   FOR all nominees for director listed below (except as indicated to the contrary):

Jimmy C. Tallent; James A. Brackett, Jr.; Billy M. Decker; Thomas C. Gilliland; Robert L. Head, Jr.; Charles E. Hill; Hoyt O. Holloway; P. Deral Horne; Clarence W. Mason, Sr.; W. C. Nelson, Jr.; Charles E. Parks

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)

--------------------------------------------------------------------------------

      [_]  WITHHOLD AUTHORITY to vote for all nominees listed above.

2.    [_]  FOR the proposal to amend the Key Individual Stock Option Plan to increase the number of shares authorized under the Plan (the "Amendment").

      [_]  AGAINST the Amendment

      [_]  ABSTAIN with respect to the Amendment

3. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.


THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY AND FOR THE AMENDMENT DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.




                    ------------------------------------------------------------
                    Please sign this Proxy exactly as name appears on the Proxy.


                    Note: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.



                    Date:_______________________________________________________

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY AND FOR THE AMENDMENT DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.


                                        ----------------------------------------
                                        Please sign the Proxy exactly as name
                                        appears on the Proxy.


                                        Note: When signing as an attorney,
                                        trustee, administrator or guardian,
                                        please give your title as such. In the
                                        case of joint tenants, each joint owner
                                        must sign.


                                        Date:
                                             -----------------------------------